SHARE PURCHASE AND SALE AGREEMENT

         This SHARE PURCHASE AND SALE AGREEMENT dated effective as of 12:01 a.m., February 24, 2001, is entered into by and among BE Aerospace, Inc., a Delaware corporation ("BE" or the "Company"), DMGI, Inc., a California corporation ("Delco"), Nick Campanelli, Trustee of the Delco Machine and Gear Employee Stock Ownership Plan and Trust Agreement, a trust organized under the laws of the State of California (in such capacity the "Trustee") and the shareholders of Delco, set forth on Schedule 1 hereof (collectively, the "Shareholders").
                                    RECITALS

         A. The Trustee is the record and beneficial holder of 3,900 shares (the "ESOP Shares") of issued and outstanding shares of common stock of Delco, and the Shareholders are the record and beneficial holders of all of the issued and outstanding capital stock (collectively, the "Delco Shares") of Delco (including the remaining 7,406 shares (the "Non-ESOP Shares") of common stock of Delco held by all of the Shareholders other than the ESOP).

         B. The Company desires to acquire the Delco Shares from the Trustee and the Shareholders, respectively, and the Trustee and the Shareholders desire to transfer the Delco Shares to the Company in exchange for shares of BE Stock (as defined in Section 1).

                  NOW, THEREFORE, for good and valuable consideration, including the mutual promises and agreements of the parties herein contained, the parties hereby agree as follows:

Section 1. DEFINITIONS. For purposes of this Agreement, the following terms have the meanings set forth below:

         "Actual Knowledge" means actual conscious awareness of any member of the Management Group or Administrative Committee, as applicable.

         "Administrative Committee" means the Administrator determined under
Section 2.4 of the ESOP possessing all of the powers described in Section 2.6 of the ESOP.

         "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended.

         "Agreement" means this SHARE PURCHASE AND SALE AGREEMENT, as the same may be amended from time to time in accordance with the terms hereof and shall include the Exhibits hereto and any Disclosure Schedule attached hereto.

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

         "Arbiter" has the meaning set forth in Section 2.3(b).

         "BE Closing Price" means $21.7375 per share of BE Stock.

         "BE Stock" means common stock of the Company presently trading under the symbol "BEAV" on the NASDAQ National Market.

         "Beneficiary" means each person described in Section 3(8) of ERISA who is a beneficiary in the ESOP.

         "Closing" has the meaning set forth in Section 3.1.

         "Closing Date" has the meaning set forth in Section 3.2.

         "Closing Date Net Consideration Calculation" means 92.5% of Net Consideration.

         "Closing Shares" has the meaning set forth in Section 2.2.

         "Code" means the Internal Revenue Code of 1986, as amended. "Company" has the meaning set forth in the Preamble to this Agreement.

         "Company Ancillary Agreements" mean a consulting agreement between Delco and Mr. Felix Jakobi in standard form used by the Company's Affiliates, on terms consistent with the Consulting Agreement attached hereto as Exhibit A-1; and Non-Compete and Non-Solicitation Agreements, in form and substance acceptable to the Company, among Delco, the Company and each of David Timmerman, Nick Campanelli, Del Warren and Felix Jakobi, on substantially the terms of Exhibit B-1 as to Mr. Jakobi and B-2 as to Mr. Timmerman and B-3 as to Mr. Campanelli and B-4 as to Mr. Warren (each a "Non-Compete Agreement").

         "Company's Accounting Firm" means Deloitte & Touche, LLP or any successor organization.

         "Company Indemnified Parties" has the meaning set forth in Section
10.2.

         "Confidential Information" means with respect to the operations or affairs of Delco, any or all of the following: (a) trade secrets of Delco; (b) inventions, technology, processes, know-how and research and development of Delco; (c) customers and clients and customer and client lists of Delco; (d) products (including products under development) and services of Delco and related costs and pricing structures and manufacturing techniques; (e) accounting and business methods, marketing plans, strategies and practices of Delco; and (f) other confidential information and trade secrets of Delco similar or related to any of the foregoing, in each case in whatever form or medium it or they may be contained.

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         "Contracts" means, collectively, all written or oral contracts, agreements, commitments, leases, licenses, instruments, bids and proposals to which Delco is a party as of the Closing Date, including, without limitation, those listed on Schedule 4.11, all unfilled orders outstanding as of the Closing Date for the purchase of goods or services by Delco and all unfilled orders outstanding as of the Closing Date for the sale of goods or services by Delco.

         "Delco" has the meaning set forth in the Preamble to this Agreement.

         "Delco Shares" has the meaning set forth in the Recitals to this Agreement.

         "Disclosure Schedules" means, collectively, the various Schedules referred to in this Agreement.

         "Effective Date" has the meaning set forth in Section 3.1.

         "Employee Benefit Plan" means an Employee Pension Benefit Plan or an Employee Welfare Benefit Plan, where no distinction is intended by the context in which the term is used.

         "Employee Pension Benefit Plan" has the meaning set forth in Section 3(2) of ERISA.

         "Employee Welfare Benefit Plan" has the meaning set forth in Section 3(1) of ERISA.

         "Environment" means soil, land surface or subsurface strata, real property, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

         "Environmental Law" means any Law with respect to the preservation of the Environment, including but not limited to any Law whatsoever relating to Hazardous Materials, drinking water, surface water, groundwater, wetlands, landfills, open dumps, storage tanks, underground storage tanks, solid waste, waste water, storm water run-off, noises, odors, air quality, air emissions, waste emissions or wells. Without limiting the generality of the foregoing, the term will encompass each of the following statutes and the regulations promulgated thereunder, and any similar applicable state, local or foreign Law, each as amended: (a) the Comprehensive Environmental Response, Compensation, and Liability Act of 1980; (b) the Solid Waste Disposal Act; (c) the Hazardous Materials Transportation Act; (d) the Toxic Substances Control Act; (e) the Clean Water Act, (f) the Clean Air Act; (g) the Safe Drinking Water Act; (h) the National Environmental Policy Act of 1969; (i) the Superfund Amendments and Reauthorization Act of 1986; (j) Title III of the Superfund Amendments and Reauthorization Act; (k) the Federal Insecticide, Fungicide and Rodenticide Act;
(l) the provisions of the Occupational Safety and Health Act of 1970 relating to the handling of and exposure to Hazardous Materials and similar substances; (m) California Environmental Quality Act; and
(n) National Environmental Policy Act.

         "Environmental Liabilities and Costs" means all Losses incurred: (a) to comply with any Environmental Law; (b) as a result of a Release of any Hazardous Materials; or, (c) as a result of any environmental conditions present at, created by or arising out of the past or present operations of Delco through the Closing Date, or of any prior owner or operator of a facility or site at which Delco now operates or has previously operated.

         "Environmental Permits" means any Permit or authorization from any Governmental Entity required under, issued pursuant to, or authorized by any Environmental Law.

         "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

         "Escrow" has the meaning set forth in Section 2.4.

         "Escrow Agent" means a nationally recognized financial institution selected by the Company and reasonably acceptable to Shareholders.

         "Escrow Agreement" has the meaning set forth in Section 2.4.

         "Escrowed Shares" has the meaning set forth in Section 2.4.

         "ESOP" means the Delco Machine and Gear Employee Stock Ownership Plan.

         "ESOP Shares" has the meaning set forth in the Recitals to this Agreement.

         "Financial Statements" has the meaning set forth in Section 4.5.

         "GAAP" means United States generally accepted accounting principles, as in effect as of the date of this Agreement.

         "Governmental Entity" or "Governmental Entities" mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

         "Hazardous Materials" means each and every element, compound, chemical mixture, contaminant, pollutant, material, waste or other substance that is defined, determined or identified as hazardous, toxic or controlled under any Environmental Law or the Release of which is prohibited under any Environmental Law. Without limiting the generality of the foregoing, the term will include, without limitation: (a) "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, or Title III of the Superfund Amendments and Reauthorization Act and regulations promulgated thereunder, each as amended; (b) "hazardous waste" as defined in the Solid Waste Disposal Act and regulations promulgated thereunder, each as amended; (c) "hazardous materials" as defined in the Hazardous Materials Transportation Act and the regulations promulgated thereunder, each as amended;
(d) "chemical substance or mixture" as defined in the Toxic Substances Control Act and regulation promulgated thereunder, each as amended; (e) petroleum and petroleum products and byproducts and; (f) asbestos.

         "Indemnified Party" has the meaning set forth in Section 10.5.

         "Indemnifying Party" has the meaning set forth in Section 10.5.

         "Intellectual Property" means the entire right, title and interest in and to all proprietary rights of every kind and nature, including without limitation patents, patent disclosures, copyrights, Trademarks, mask works, trade secrets and proprietary information, all applications for any of the foregoing, all registrations, applications, re-issuances, continuations, continuations-in-part, revisions, extensions, re-examinations and associated goodwill with respect to each of the foregoing, computer software (including source and object codes), computer programs, computer data bases and related documentation and materials, data, other documentation, trade secrets, all confidential business information (including ideas, formulas, compositions, inventions, know-how, manufacturing and production processes and techniques, research and development information, drawings, designs, plans, proposals and technical data, financial, marketing and business data and pricing and cost information) and all other intellectual property rights (in whatever form or medium it or they may be contained) and any license or agreements granting rights related to any of the foregoing (i) subsisting in, covering, relying on, directly applicable to or existing in the Products or the Technology, (ii) that are owned, licensed or controlled in whole or in part by Delco or any Subsidiary of Delco and relate to the business of Delco or any Subsidiary of Delco, or
(iii) that are used in or necessary to the development, manufacture, sale, marketing or testing of, the Products collectively.

         "Interim Financial Statements" has the meaning set forth in Section
4.5.

         "Inventory" or "Inventories" mean all inventory, merchandise, finished goods, raw materials, packaging, supplies and other personal property related to the business of Delco that is maintained, held or stored by or for Delco.

         "IRS" means the Internal Revenue Service of the United States Department of the Treasury.

         "Knowledge" means the knowledge of Delco and/or the Management Group and includes all information existing in the books, records and files of such party or its

Affiliates, as well as the knowledge of any individual member of the Management Group, after reasonable due inquiry with respect to the matter.

         "Law" means any constitutional provision, statute, law, rule, regulation, Permit, decree, injunction, judgment, order, ruling determination, finding or writ of any Governmental Entity.

         "Liability" or "Liabilities" mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether due or to become due), including without limitation any liability for Taxes.
         "Lien" or "Liens" mean any mortgage, pledge, security interest, charge, claim or other encumbrance, other than (a) mechanics', materialmen's and similar liens with respect to amounts not yet due and payable; (b) liens for Taxes not yet due and payable; and (c) liens securing rental payments under capital lease arrangements.

         "Losses" has the meaning set forth in Section 10.2.

         "Management Group" means Mr. Felix Jakobi, Mr. Dave Timmerman, Mr. Nick Campanelli and Mr. Del Warren.

         "Material" or "Materially" means, when used with respect to any matter, any adverse effect on the business, operations, assets or conditions, financial or otherwise, of Delco, which when (a) considered singly could result in Losses of $3,750 or more or (b) considered in the aggregate together with all other such effects, events, occurrences or group of events or occurrences related by or to a single customer, single supplier, single event or single action could result in Losses of $7,500 or more, and it being understood that with respect to such representations as to which such phrase is used in the Agreement, Losses shall include the initial amount below such threshold if either threshold is reached.

         "Material Adverse Effect" means, when used with respect to any matter, any adverse effect on the business, operations, assets, or conditions, financial or otherwise, of Delco which, when considered singly or in the aggregate together with all other such effects, constitutes a material adverse effect on the business, assets, operations, or conditions, financial or otherwise, of Delco taken as a whole.

         "Multi-employer Plan" has the meaning set forth in Section 3(37) of ERISA.

         "Net Cash" means net cash on Delco's balance sheet as of 12:01 a.m. on the Closing Date plus deposits in transit, less checks, drafts or notes made payable by Delco not cleared, in transit or not paid as of 12:01 a.m. on the Closing Date.

         "Net Consideration" means Reference Price, plus Net Cash, less Net Debt, less Taxes of Delco accrued prior to the Closing Date that are not previously paid or provided for by Shareholders from sources outside the Delco bank accounts or cash equivalents, and less the Weighted Average DPO Excess.

         "Net Debt" means the amount, if any, by which (a) Total Debt exceeds
(b) the Transaction Debt Limit.

         "Net Proceeds" has the meaning set forth in Section 2.5.

         "Non-Compete Agreement" has the meaning given in the definition of Company Ancillary Agreements.

         "Non-ESOP Shares" has the meaning given in the Recitals of this Agreement.

         "Ordinary Course of Business" means the ordinary course of business of Delco consistent with past custom and practice (including with respect to quantity and frequency).

         "Participant" means each person described in Section 3(7) of ERISA who is a participant in the ESOP.

         "PBGC" means the Pension Benefit Guaranty Corporation.

         "Permit" or "Permits" mean any license, permit, franchise, certificate of authority or order, or any waiver of the foregoing, issued by any Governmental Entity.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity.

         "Product" or "Products" mean all past and current products and services of Delco and, to the extent that they are currently being developed by Delco,
(a) any subsequent versions of such products or services, (b) any products or services which are designed to supersede, replace or function as a component of such products or services, and (c) any upgrades, enhancements, improvements and modifications to the foregoing, and (d) any data or information associated with the foregoing that is required by the customer to be delivered.

         "Product Recall" means a request in writing from Delco to any person for the return of any Products for reasons of health, safety or compliance with any Law.

         "Prohibited Transactions" has the meaning set forth in Section 406 of ERISA and Section 4975 of the Code.

         "Public Offering" has the meaning set forth in Section 7.5.

         "Reference Price" means the amount of Nineteen Million Six Hundred Fifty Thousand dollars ($19,650,000.00).

         "Registrable Securities" has the meaning set forth in Section 7.5.

         "Release" means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, storing, escaping, leaching, dumping, discarding, burying, abandoning or disposing into the Environment.

         "Reportable Event" has the meaning set forth in Section 4043 of ERISA.

         "Safety Laws" means any Law or legal requirement relating to health or safety, including the Occupational Safety and Health Act, as amended, as now or hereinafter in effect relating to (a) exposure of employees to any Hazardous Materials or (b) the physical structure, use or condition of a building, facility, fixture or other structure, including, without limitation, those relating to equipment or manufacturing processes, or the management, Release, cleanup or removal of any Hazardous Materials.

         "Safety Liabilities and Costs" means all Losses incurred to comply with any Safety Law or as a result of any health or safety conditions present at, created by or arising out of the past or present operations of Delco through the Closing Date.

         "Sale Notice" has the meaning set forth in Section 2.4.

         "Schedule" means, unless the context otherwise requires, the referenced
Schedule included in the Disclosure Schedules.

         "SEC" means the Securities and Exchange Commission.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Shareholder" means each Person set forth on Schedule 1 to this Agreement.

         "Shareholder Indemnified Parties" has the meaning set forth in Section 10.3.

         "Shareholders" has the meaning set forth in the Preamble to this Agreement.

         "Shareholders' Representative" means Felix Jakobi for the Non-ESOP Shares, or in the event he is unable to continue, any successor appointed by a plurality in interest of the Shareholders and their successors and assigns in and to the Escrowed Shares, or the proceeds thereof, and effective upon notice to the Company pursuant to Section 11.9, and the Trustee for the ESOP Shares.

         "Subsidiary" means with respect to any Person, (a) any corporation, a majority of whose outstanding voting stock is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries, or collectively by such Person and one or more of its Subsidiaries; (b) any general partnership, joint venture or similar entity, a majority of whose outstanding partnership or similar interests is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries, or collectively by such Person and one or more of its Subsidiaries; (c) any limited partnership of which such Person or any of its Subsidiaries is a general partner or a majority of whose ownership interests is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries, or collectively by such Person and one or more of its Subsidiaries; and (d) any limited liability company of which such Person or any of its Subsidiaries is a manager or a majority of whose ownership interests is owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries, or collectively by such Person and one or more of its Subsidiaries. For the purposes of this definition, "voting stock" or "ownership interests" means shares, interests, participations or other equity interests (however designated) in such Person having voting power in the election of directors (or the equivalents) of such Person (whether existing at the time or arising upon any known or contingent event or circumstance).

         "Takisawa CNC Lathes" means those certain lathes with the serial numbers THXS0459, THXS0460, TLSS04534, TLS0455, TLS0453, TLNR2001 and accessories thereto.

          "Tax" or "Taxes" mean, whether or not shown on any Tax return, taxes, fees, levies, duties, tariffs, imposts and governmental impositions, assessments or charges of any kind in the nature of (or similar to) taxes, payable to any federal, state, local, or foreign taxing authority, including, without limitation, income, gross receipts, license, lease, service, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code ss. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar, including
FICA), unemployment, disability, real property, personal property, sales, use, ad valorem, transfer, registration, value added, alternative or add-on minimum, estimated, or of any other kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

          "Tax Return" or "Tax Returns" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Technology" means all inventions, copyrightable works, discoveries, innovations, know-how, ideas, research and development, formulae, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier information, pricing and cost information, business and marketing plans, proposals, documentation, manuals, software, firmware, hardware, integrated circuits and integrated circuit masks, electronic, electrical or mechanical equipment, machinery and tools, and all other forms and embodiments of technology of all kinds whatsoever, including without limitation improvements, modifications, derivatives or changes, whether tangible or intangible, embodied in any form, whether or not protectible or protected by patent, copyright, mask work right, trade secret law or otherwise.

         "Total Debt" means (a) any debt owed by Delco for money borrowed, including all capitalized leases, loans from Shareholders, bank lines of credit, equipment installment notes or other notes payable as of 12:01 a.m. on the Closing Date, plus (b) all of the transaction expenses of the Shareholders', or their Affiliates, for which Delco becomes liable or assumes, plus (c) any payable related to the acquisition of Takisawa CNC Lathes.

         "Trademarks" means any trademarks, service marks, trade dress, logos and trade names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith.

         "Transaction Debt Limit" means $8,373,488; provided, however, that if any of the Takisawa CNC Lathes have been returned to their original seller, the Transaction Debt Limit will be reduced by an amount equal to 50 percent (50%) of the invoice cost of such returned Takisawa CNC Lathes. Such reduction is not to exceed, in any event, the aggregate of $373,488.

         "Trust" means the Trust created by the Trust Agreement for the ESOP.

         "Trustee" has the meaning set forth in the Preamble to this Agreement.

         "Warranties" shall mean all Product return policies, service, repair, replacement and other obligations based upon or arising out of express or implied warranties made or deemed applicable in connection with the sale of goods or the performance of services by Delco.

         "Wash Custodian" means the Bank of New York.

         "Weighted Average DPO" means the sum, across all accounts payable outstanding as of the measurement date, excluding any payable related to the acquisition of the Takisawa CNC Lathes, of a calculation for each account payable equal to (a) the dollar amount of the account payable, times (b) the number of days from the account payable invoice dated to the measurement date, divided by (c) 365.

         "Weighted Average DPO Excess" means the amount by which Weighted Average DPO, as of the Closing Date, exceeds 110 percent (110%) of the Weighted Average DPO as of February 2, 2001.

         "Year-End Financial Statements" has the meaning set forth in Section
4.5.

Section 2.   EXCHANGE OF DELCO SHARES.

         2.1 Sale and Transfer of Delco Shares. On the terms and subject to the conditions set forth in this Agreement, at the Closing the Shareholders shall transfer and convey to the Company, and the Company shall acquire, all right, title and interest in and to the Delco Shares, free and clear of all Liens, claims, encumbrances, pledges, options, security interests and any other adverse claims or interests. At the Closing, each Shareholder shall deliver to the Company all certificates evidencing the Delco Shares owned by him, her or it, properly endorsed for transfer or accompanied by properly executed stock powers.

         2.2 Consideration from Company for the Delco Shares. On the terms and subject to the conditions set forth in this Agreement, the Company covenants and agrees that in exchange for the transfer of the Delco Shares to Company by the Shareholders, Company shall deliver to the Wash Custodian for the benefit of the Shareholders at Closing for the account of the Shareholders, in proportion to the ownership of the Delco Shares set forth on Schedule 1, an aggregate number of Shares of BE Stock having a value (determined at the BE Closing Price) equal to $17,500,000 (the "Closing Shares") and the Company shall deliver to the Escrow Agent at the Closing (i) a transaction reserve comprised of an aggregate number of shares of BE Stock having a value (determined at the BE Closing Price) equal to one hundred twenty percent (120%) of the Reference Price, less $17,500,000 (collectively the "Escrowed Shares"). The Escrow Agent, pursuant to the Escrow Agreement, will establish an escrow account (the "Escrow"), and will be instructed to release the Escrowed Shares or proceeds from the sale thereof, as follows:

                  (a) Within ten (10) business days after the Closing Date, and after the Company and any Arbiter, if applicable, renders its confirmation of the Net Consideration pursuant to Sections 2.3(a) and 2.3(b), Escrowed Shares valued at the BE Closing Price, or proceeds from the sale thereof, shall be disbursed from the Escrow, subject to the terms of the Escrow Agreement, to (i) the Wash Custodian for the benefit of the Shareholders, in proportion to the ownership of the Delco Shares as set forth on Schedule 1, equal to ninety-two and one-half percent (92.5%) of the Net Consideration less $17,500,000, if any, and to (ii) the Company the amount of Escrowed Shares in excess of seven and one-half percent (7.5%) of the Net Consideration;

                  (b) (i) If the Net Consideration amount is less than $17,500,000, then the Shareholders shall pay to the Company within five (5) days of the closing of the Public Offering directly from the proceeds of the sale of the Shareholder's Closing Shares sold in the Public Offering, or if no Public Offering takes place, then from any funds substituted for the Closing Shares, the lesser amount of (A) the Net Proceeds from the Public Offering for the Closing Shares less the Net Consideration or (B) $17,500,000 less the Net Consideration (the "Net Consideration Pay Back").

                       (ii) If the aggregate Net Proceeds received by the Shareholders and the Escrow Agent from the sales in the Public Offering of the BE Stock divided by the number of Shares of BE Stock sold is greater than the BE Closing Price (the greater amount defined as the "Excess"), then within five (5) days after the closing of the Public Offering the Shareholders and the Escrow Agent shall remit and pay to the Company the Excess.

                  (c) Subject to adjustments described in Sections 2.3 and 10.2, Escrowed Shares valued at the BE Closing Price, or proceeds from the sale thereof, in an amount equal to 47% of the amount then in Escrow that is not subject to any claim of Company Indemnified Parties, will be disbursed from Escrow, subject to the Escrow Agreement, to the Shareholders fifteen (15) days after the receipt from the Company's Accounting Firm of the audit for the Company's fiscal year ending February 2002, but in no case later than June 1, 2002; and

                  (d) Subject to adjustments described in Sections 2.3 and 10.2, and after payment of all Escrow fees then due, the balance of the Escrowed Shares will be disbursed from the Escrow, subject to the Escrow Agreement, to Shareholders within fifteen (15) days after the receipt from the Company's Accounting Firm of the audit for the Company's fiscal year ending February 2003, but in no case later than June 1, 2003.


         2.3      Adjustments of Reference Price

                  (a) Within ten (10) days after the Closing Date, and after the Company renders its confirmation of Net Consideration, the Company will deliver to Shareholders' Representative the calculation with respect to the Net Consideration, along with any associated work papers (the "Closing Date Net Consideration Calculation").

                  (b) Within fifteen (15) days after the delivery of the Closing Date Net Consideration Calculation, the Shareholders' Representative will deliver written notice to the Company of any objections thereto, and will attempt in good faith to reach an agreement with the Company as to any matters in dispute. If Shareholders' Representative does not give such notice within such fifteen (15) days, then Shareholders shall be deemed to have waived the right to dispute the Closing Date Net Consideration Calculation. If Shareholders' Representative gives such notice within such fifteen (15) days, and if the Company and the Shareholders' Representative, notwithstanding such good faith effort at resolution, fail to resolve all matters in dispute within fifteen (15) days after Company's receipt of Shareholders' objections, then any remaining disputed matters will be finally and conclusively determined by an independent auditing firm of recognized national standing (the "Arbiter") selected by the Company and the Shareholders' Representative, which firm will not be the regular auditing firm of the Company, Delco, Shareholders, or any Affiliate thereof. Promptly, but not later than forty-five (45) days after acceptance of its appointment, the Arbiter will determine (based solely on presentations by the Shareholders' Representative and the Company and not by independent review) only those matters in dispute and will render a written report as to the disputed matters and the resulting calculation of the Net Consideration under Section 2.2(a), which report will be conclusive and final as to the Net Consideration for purposes of Section 2.2(a), but shall not detract from the parties' remedies under Section 10. In resolving the dispute the Arbiter shall be limited to choosing the final proposal of either the Company or Shareholders' Representative. The fees and expenses of the Arbiter will be paid by the non-prevailing party with respect to the determination of the Arbiter as set forth in the Arbiter's report. The Arbiter's final report shall be submitted to the Escrow Agent within ten (10) days after it has been delivered to Shareholders' Representative and the Company. For purposes of complying with the terms set forth in Section 2.3(b), each party will cooperate with and make available to the other party and its auditors and representatives all information, records, data and auditors' working papers, as may be reasonably required in connection with the preparation and analysis of the Closing Date Net Consideration Calculation.

                  In addition to all other rights and remedies under Section 10 of this Agreement, the Company shall have recourse, subject to the Escrow Agreement, to receive and set off any undistributed portions of the Escrowed Shares, or proceeds from the sale thereof, held in Escrow, in partial satisfaction of any Shareholders' obligations to the Company Indemnified Parties under Section 10 on a dollar-for-dollar basis with Escrowed Shares valued at the BE Closing Price. No failure by Escrow Agent or the Company to withhold any amount held in Escrow from Shareholders shall constitute a waiver or release of any kind whatsoever.


         2.4 Escrow. The Escrowed Shares will be deposited into Escrow, pursuant to an escrow agreement, dated the Closing Date, substantially in the form of Exhibit C (the "Escrow Agreement"). The Escrow Agent will hold the Escrowed Shares as provided by the Escrow Agreement as security for the obligations of the Shareholders under Sections 2.2 and 10.2 hereof. The Escrow Agreement shall provide for the distribution of the Escrowed Shares (or proceeds from the sale thereof) from the Escrow pursuant to Sections 2.2(a), (b)(ii), (which shall not be subject to claims of the Company under Section 10.2), and Section 2.2(c) and
(d), which shall be subject to claims of the Company under Section 10.2, or reduction in the Net Consideration under Section 2.3. Investment earnings on any balances in the Escrow shall accrue to the benefit of the Shareholders and shall constitute additional security for the Company, and any fees for maintaining the Escrow shall be paid from the balances in the Escrow, or if impractical, then paid directly by the Shareholders. No Escrowed Shares, or proceeds from the sale thereof, shall be distributed to Shareholders' Representative or any Shareholder except pursuant to the Escrow Agreement in compliance with the terms and conditions of this Agreement. Any Escrowed Shares released from the Escrow to either the Shareholders, Shareholders' Representative or the Company shall be valued for purposes of satisfying any amounts owing under this Agreement at the BE Closing Price without reference to the Escrowed Shares' then actual market price. The Shareholders shall be responsible for, and without using any assets in Escrow shall pay when due, any and all Taxes imposed upon or arising from the transfer of the Escrowed Shares. Any fees and costs of Escrow Agent for maintaining the Escrow shall be the responsibility of the Shareholders and may be paid from the Shareholders' proceeds from the sale of Escrowed Shares, or directly by the Shareholders. The Shareholders and Company agree that all Escrowed Shares shall be sold by the Escrow Agent at the earliest opportunity and the proceeds from the sale thereof shall be substituted in place of the Escrowed Shares. Accordingly, the Shareholders hereby irrevocably authorize and direct the Escrow Agent and any agents or representatives of the Company to take any and all actions necessary or appropriate, in such Person's sole and absolute discretion, to effect sales of Escrowed Shares on such terms and conditions (and only on such terms and conditions), and at such times and utilizing such underwriters and brokers, as shall be directed and approved by the Company in a written notice (a "Sale Notice") to be delivered to the Escrow Agent.

         2.5 Guarantied Proceeds; Mandatory and Optional Cash Payments. In the event that the aggregate Net Proceeds (as defined below) received by the Shareholders or the Escrow Agent from sales in the Public Offering of the BE Stock divided by the number of shares of BE Stock sold are less than the BE Closing Price, then, within five (5) days after closing of the Public Offering, the Company shall pay to the Shareholders (or their designee or custodian), or, in regard to Escrowed Shares, to the Escrow Agent, an amount by wire transfer of next day available funds equal to the Net Consideration minus the sum of the Net Proceeds received on account of the sales of BE Stock by the Shareholders or the Escrow Agent, allocated pro rata per Delco Share to each Shareholder as set forth on Schedule 1 and to the Escrow in proportion to the respective amounts of the Net Consideration for each in Section 2.2(a). In the event that the aggregate Net Proceeds received by the Shareholders and the Escrow Agent from the sale of BE Stock exceeds the Net Consideration, the Company shall have no obligation to make any payment pursuant to this Section 2.5, and the Shareholders and the Escrow Agent shall remit or cause to be remitted to the Company such excess amounts within the five (5) day period described in the first sentence of this Section 2.5. As used herein, "Net Proceeds" means (x) in the case of an underwritten sale of BE Stock, the gross proceeds received by the Shareholders and the Escrow Agent in such sale, net of underwriter's discounts, commissions and other expenses paid by the Shareholders (whether incurred by the Shareholders, the Company, the underwriters or any advisors) in connection with such sale and (y) in the case of any other sale of such shares, the gross proceeds received by the Shareholders and the Escrow Agent, net of selling commissions paid in connection with such sale and all other expenses paid by the Shareholders (whether incurred by the Shareholders, the Company, placement agents or any broker dealers, in connection with such sale). In the event that not all of the BE Stock received by the Shareholders or held in Escrow is sold in the Public Offering prior to the Offering Termination Date, the Company shall have the right to terminate or withdraw any registration initiated by it and to elect, at its sole option by giving written notice to the Shareholders and the Escrow Agent, to pay the Shareholders or the Escrow Agent in cash an amount per share of unsold BE Stock equal to the BE Closing Price, and in exchange for such payment, the Shareholders and the Escrow Agent shall transfer to the Company all right and interest in and to the shares of BE Stock that they have not previously sold. Under the Circumstances set forth on the preceding sentence, if any shares of BE Stock remain unsold, then on the 180th day after the Closing Date, and on or before that day only, each Shareholder or the Shareholder Representative may Notice the Company to require it to purchase on the 180th day after the Closing Date, any or all of the unsold shares of BE Stock for an amount equal to the BE Closing Price multiplied by the number of shares that the Shareholder or Shareholders Representative requires that the Company purchase.

         2.6 Application of Maximum Liability and Minimum Threshold. The minimum thresholds of $200,000 set forth in Sections 10.2, 10.3 and 10.4 of this Agreement and the $4,350,000 cap of liability set forth in Section 10.3 shall not apply to Section 2.5, which shall, however, be capped at a maximum liability equal to the Net Consideration.

Section 3.   CLOSING AND CLOSING DATE.

         3.1 Closing. Subject to the provisions of Section 9, the consummation of the transactions contemplated by this Agreement (the "Closing") will take place at the offices of Yocca Patch & Yocca, LLP, 19900 MacArthur Boulevard, Suite 650, Irvine, California, on March 2, 2001, or at such other place or on such other date as the Company and the Shareholders may mutually agree. Notwithstanding the foregoing, the parties agree that the Company intends, for financial reporting purposes, to treat the Closing and transfer of effective control of Delco as if it had occurred at 12:01 a.m. on February 24, 2001 (the "Effective Date").

         3.2 Closing Date. The date on which the Closing actually takes place is referred to in this Agreement as the "Closing Date." Except as provided in
Section 3.1 for financial reporting purposes, the Closing will be deemed for all other purposes under this Agreement to have occurred as of 12:01 A.M., California time, on the Closing Date.

         3.3 Deliveries at the Closing. At the Closing, (a) the Shareholders will deliver to the Company the various certificates, instruments, documents and agreements referred to in Section 9.1, (b) the Trustee will deliver to the Company the various certificates, instruments, documents and agreements referred to in Section 9.3, (c) the Company will deliver to the Shareholders the various certificates, instruments, documents and agreements referred to in Section 9.2,
(d) the Shareholders will deliver to the Company stock certificates evidencing all of the Delco Shares, endorsed in blank or accompanied by duly executed assignment documents, (e) the Company will deliver to the Escrow Agent an aggregate number of shares of BE Stock having a value (determined at the BE Closing Price) equal to one hundred twenty percent (120%) of the Reference Price, less $17,500,000, and (f) the Company will deliver the Closing Shares to the Wash Custodian designated for such receipt.

Section 4.   REPRESENTATIONS AND WARRANTIES OF DELCO AND SHAREHOLDERS.

The Shareholders, severally and jointly, and Delco represent and warrant to the Company that the statements contained in this Section 4 are correct and complete as of the Closing Date.

         4.1 Organization. Delco is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Delco is duly qualified to conduct business and in good standing under the laws of each additional jurisdiction where such qualification is required. Delco has full corporate power and authority and all Material Permits and authorizations necessary to carry on the businesses in which they are engaged and in which they presently propose to engage and to own and use the properties owned and used by them.

         4.2 Authorization of Transaction. Each of the Shareholders has the capacity and authority to execute and deliver this Agreement and to perform its respective obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Shareholders, enforceable in accordance with its terms and conditions.

         4.3  Noncontravention; Consents.

                  (a) Neither the execution and delivery of this Agreement, nor the consummation by Delco and the Shareholders of the transactions contemplated hereby, will violate in any Material respect any Law to which Delco or the Shareholders are subject or any provision of the articles of incorporation or bylaws of Delco. Except as set forth on Schedule 4.3(a), neither the execution and delivery of this Agreement by the Shareholders, nor the consummation by Delco or the Shareholders of the transactions contemplated hereby, will, in any Material respect constitute a violation of, be in conflict with, constitute or create a default under or result in the creation or imposition of any Lien upon any property of Delco or the Shareholders pursuant to, any agreement or commitment to which Delco or any of the Shareholders is a party or by which Delco, the Shareholders or any of their respective properties (including Delco Shares) is bound or to which Delco, the Shareholders or any of such properties is subject.

                  (b) Except as set forth on Schedule 4.3(b), Delco and the Shareholders have given all required Material notices and obtained all Material licenses, Permits, consents, approvals, authorizations, qualifications and orders of Governmental Entities as are required in order to enable the Shareholders to perform their obligations under this Agreement, including all consents and approvals required to permit the Shareholders to transfer all of the Delco Shares to the Company. No Contract relating to Delco has been amended to increase the amount payable thereunder or otherwise modify the terms thereof in order to obtain any such consent, approval or authorization.


         4.4 Capitalization. Schedule 4.4 sets forth for Delco (a) the number of shares of authorized capital stock of each class of its capital stock, (b) the number of issued and outstanding shares of each class of its capital stock, (c) the names of its directors and elected officers, and (d) the owners of its capital stock. The Shareholders have delivered to the Company correct and complete copies of the articles of incorporation and bylaws of Delco as amended to date. All of the issued and outstanding shares of capital stock of Delco have been duly authorized and are validly issued, fully paid and nonassessable. As of immediately prior to the Closing the Shareholders hold of record and own beneficially, and upon the Closing the Shareholders shall transfer, assign and convey to Company, all right, title and interest in and to all of the outstanding shares of stock of Delco, free and clear of any restrictions on transfer (other than restrictions under the Securities Act, and applicable state securities laws), Taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims or demands. Except as set forth on Schedule 4.4, there are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights or other contracts or commitments that could require the Shareholders or Delco to sell, transfer or otherwise dispose of any capital stock of Delco or that could require Delco to issue, sell or otherwise cause to become outstanding any of its own capital stock. There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to Delco. There are no voting trusts, proxies or other agreements or understandings with respect to the voting of any capital stock of Delco. Delco is not in default under or in violation of any provision of its articles of incorporation or bylaws. Except as set forth on
Schedule 4.4, Delco neither controls directly or indirectly, nor has any direct or indirect equity participation in, any Person.

         4.5 Financial Statements. Set forth in Schedule 4.5(a-1) are correct and complete copies of the unaudited balance sheets of Delco as of December 31, 1998, December 31, 1999 and December 31, 2000 and the related statements of income and cash flow for the years then ended (the "Year-End Financial Statements"). The Year-End Financial Statements were prepared consistent with past accounting practices and present fairly the financial condition and the results of operations of Delco on a consolidated basis as of the dates and for the periods indicated therein in accordance with GAAP (except as set forth in Schedule 4.5(a-2)). Set forth in Schedule 4.5(a-3) are correct and complete copies of the unaudited balance sheet of Delco as of January 31, 2001 and the related statements of income and cash flow for the one (1) month then ended (the "Interim Financial Statements"). The Interim Financial Statements were prepared consistent with past accounting practices and present fairly the financial condition and the results of operations of Delco on a consolidated basis as of the date and for the period indicated in accordance with GAAP (except as set forth in Schedule 4.5(a-2)), except for normal year-end adjustments.

         4.6 Undisclosed Liabilities. Delco has no Liabilities that exceed, individually or in the aggregate, Twenty-Five Thousand Dollars ($25,000), except for liabilities and obligations (a) reflected or reserved for on the Interim Financial Statements, (b) that have arisen since the date of the Interim Financial Statements in the ordinary course of the operation of Delco (none of which results from, arises out of, relates to, any breach of contract, breach of warranty, tort, infringement or violation of Law) or (c) as set forth on
Schedule 4.6.

         4.7 Customers and Suppliers. Except as set forth in Schedule 4.7(a-1), since December 31, 2000, no event or condition has arisen that would reasonably be expected to result in any of the major customers or sole-source or key suppliers of Delco to cease doing business with Delco or to curtail its business with Delco in any Material respect. Delco has received no written notice, and has no Actual Knowledge of receipt of oral notice, from any major customers or major suppliers that any of them contemplate making a Material change adverse to Delco in their business relations with Delco. Listed in Schedule 4.7(a-2) are the names and addresses of Delco's customers for 1999 and for 2000. Listed in
Schedule 4.7(a-3) are the names and addresses of all suppliers to Delco for 1999 and for 2000.

         4.8 Events Subsequent to Most Recent Fiscal Year End. Since December 31, 2000, there has not been any Material Adverse Effect, except as disclosed on
Schedule 4.8.

         4.9 Accounts Receivable. The accounts receivable reflected on the Interim Financial Statements, including any associated reserves, are bona fide receivables, accounted for on a basis consistent with that used in the preparation of the Interim Financial Statements, representing amounts due with respect to actual transactions in the ordinary course of the operation of Delco.

         4.10 Tax Matters.

                  (a) Except as set forth in Schedule 4.10, (i) all Tax Returns that are required to be filed by or with respect to Delco other than those Tax Returns the failure of which to file would not be Material to Delco, have been duly filed, and Delco is not the beneficiary of any extension of time within which to file any Tax Return other than the six-month statutory extension that results from the filing of federal Tax Returns by the extended due date, (ii) the Shareholders have delivered to the Company correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Delco for the last three taxable years, (iii) such Tax Returns are true, complete and correct in all Material respects when filed, (iv) all Taxes due and payable by Delco have been paid in full in all Material respects, (v) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Delco, (vi) there is no claim or assessment threatened by any taxing authority against Delco, (vii) Delco has withheld and timely paid to the appropriate taxing authority all Taxes in compliance with all Tax withholding provisions of applicable Laws in all Material respects, and (viii) no jurisdiction has notified Delco of any inquiry as to whether Delco should be required to pay any Taxes or file any Tax Returns except for any inquiry resolved favorably to Delco and no longer considered outstanding to Delco's Knowledge, and

                  (b) there are no Liens on any of the assets of Delco that arose in connection with any failure (or alleged failure) to pay any Tax, except liens for Taxes not yet due and payable.

                  (c) To Delco's Knowledge, no Tax authority should assess any additional Taxes on Delco for any period for which Tax Returns have been filed. There is no dispute, audit, investigation, proceeding or claim concerning any Liability with respect to Taxes of Delco either (i) claimed or raised by any authority in writing or (ii) as to which any of Delco or the Shareholders have Knowledge based upon contact with any such authority. No federal, state, local, and foreign income Tax Returns filed with respect to Delco have been audited or the subject of audit.

                  (d) Delco does not have any Liability for the Taxes of any Person other than Delco under Treasury Regulation ss. 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract, or otherwise.

                  (e) Delco has not filed a consent under Code Section 341(f) concerning collapsible corporations. Delco has not made any payments, nor is it obligated to make any payments, nor is it a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Code Sections 162(m), 280G or 404. Delco has not been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).

                  (f) No Delco asset is property which Delco is required to treat as being owned by any other person pursuant to the so-called "safe harbor lease" provisions of former Section 168(f)(8) of the Code. None of the Delco assets is "Tax-exempt use property" within the meaning of Section 168(h) of the Code. Delco has not agreed to make, nor is it required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise. Delco has not participated in (and will not participate in) an international boycott within the meaning of Section 999 of the Code. Delco is not a person other than a United States person within the meaning of the Code. To Delco's Knowledge, no transactions contemplated by this Agreement are subject to the Tax backup withholding provisions of Code Section 3406, or of subchapter A of Chapter 3, of the Code, except payments, if any, provided under certain Non-Compete Agreements. Delco does not have and has not had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country.

                  (g) Except as disclosed on Schedule 4.10(g), Delco has duly and timely paid all Taxes required to be paid by Delco (whether or not shown on any Tax Return) on or before the Closing except Taxes in an amount that is not Material as of the Closing Date. Delco has no liability in any Material respect for any Taxes that has not been accrued for or reserved on its financial statements as of the day preceding the Closing.

                  (h) At all times since January 1, 1999, Delco has had in effect a valid election under Section 1362(a) of the Code to be taxed as an S corporation for federal income tax purposes (an "S Election") and, except as set forth in Schedule 4.10(h), (i) a comparable election in each state in which it conducts business or is subject to Tax, and (ii) a comparable election in each locality in which it both conducts business and is subject to a local Tax. Delco has not received written notice of and is not aware of any proposal from the IRS or any Tax authority to disallow such S Election or such comparable election for any taxable year since January 1, 1999. Delco has had no Subsidiary at any time since the first day of its first taxable year as an S corporation.

         4.11     Contracts.

                  (a) Schedule 4.11 contains a list of all Contracts, including a description of the terms of all material Contracts not in writing. For purposes of this Section 4.11, the following Contracts are deemed material (the "Material Contracts"):

                      (i) each Contract for the purchase or lease of personal property or for furnishing of services to Delco or otherwise related to the business of Delco having a stated value or consideration of $25,000 or more or having a term of one year or more;

                      (ii) each Contract for the sale or lease of personal property or for the furnishing of services by Delco, and any outstanding, binding proposals to customers or prospective customers of Delco, in each case involving payments aggregating $25,000 or more or having a term of one year or more;

                      (iii) all broker, exclusive dealing or exclusivity, distributor, dealer, manufacturer's representative, franchise, sales agency, sales promotion, market research, marketing consulting and advertising contracts and agreements to which Delco is a party or any other contract that compensates any person based on any sales by Delco except if terminable within 30 days without Material penalty;

                      (iv) all Contracts evidencing indebtedness, other than trade indebtedness of Delco, including, without limitation, all guarantees and similar obligations by Delco in respect of any such indebtedness;

                      (v) all Contracts with any Governmental Entity to which Delco is a direct party;

                      (vi) all Contracts that limit or purport to limit the ability of Delco or any Person of the Management Group to compete in any line of business or with any Person or in any geographic area or during any period of time;

                      (vii) any Contract of Delco that is terminable upon or prohibits a change of ownership or control of Delco;

                      (viii) any Contract with any employee of, or Consultant to, Delco that has a term of one year or more or involves compensation of $80,000 or more per year.

                  (b) The Shareholders have made available to the Company correct and complete copies of all items, as amended, listed on Schedule 4.11 that are in writing, and the descriptions contained on Schedule 4.11 of all items listed therein that are not in writing. Each Material Contract is a valid, binding and enforceable obligation of Delco, and to Delco's Actual Knowledge, of the other party or parties thereto and is in full force and effect. Except as set forth on Schedule 4.11, (i) neither Delco nor, to Delco's Actual Knowledge, any other party thereto, is in breach of any term of any Material Contract or has repudiated any term of any Material Contract; (ii) no event, occurrence or condition exists that, with the lapse of time, the giving of notice, or both, would become a Material default under any Material Contract by Delco, or, to Delco's Actual Knowledge, any other party thereto; (iii) Delco has neither waived nor released any of its Material rights under any Material Contract; and
(iv) neither Delco, nor the Shareholders, have received any communication questioning the validity or enforceability of any Material Contract. Except as set forth on Schedule 4.11, the execution, delivery and consummation of the transactions contemplated by this Agreement shall not constitute a breach or default under, or give rise to a right of termination under or, to the Actual Knowledge of Delco otherwise Materially adversely affect any provision of any of the Material Contracts.

         4.12 Real Property.

                  (a) Schedule 4.12(a-1) lists all lease and sublease agreements relating to real property leased or subleased by Delco. Except as set forth on
Schedule 4.12(a-2), with respect to each such lease and sublease:

                      (i) such lease or sublease (together with any amendment or supplement thereto listed on Schedule 4.12(a-1) constitutes the entire agreement to which Delco is a party with respect to the real property leased thereunder;

                      (ii) Delco has not assigned, sublet, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold;

                      (iii) all facilities leased or subleased thereunder have received all material approvals of Governmental Entities (including all Permits) required in connection with the operation thereof and have been operated and maintained in all material respects in accordance with all applicable Laws; and

                      (iv) there is no action, suit or proceeding pending against Delco or, to Delco's Actual Knowledge, any action, suit or proceeding threatened against Delco or any third party that would interfere with the quiet enjoyment of such leased real property after the Closing Date.


                  (b) All of the real property and facilities used by Delco, and all components of all improvements included within such property, are in good working order and repair, reasonable wear and tear excepted, and do not require Material repair or replacement in order to serve their intended purposes in all material respects, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the ordinary course of the operation of such real property or improvements.

                  (c) Other than options, rights of first refusal or other similar arrangements in favor of Delco under the leases and subleases relating to the real property leased by Delco, Delco has not entered into any Contract, arrangement or understanding with respect to the future ownership, development, use, occupancy or operation of any parcel of real property.

                  (d) There are no pending or threatened or contemplated condemnation or eminent domain proceedings that affect the real property leased by Delco, and Delco has not received any notice, oral or written, of the intention of any Governmental Entity or other Person to take or use all or any part thereof.

                  (e) Since Delco's leasing of the real property leased by Delco, none of such property or any part thereof has suffered any Material damage by fire or other casualty that has not been completely restored.

                  (f) Delco has not received any written notice from any insurance company that has issued a policy to Delco with respect to any of its leased real property requiring the performance of any structural or other repairs or alterations to such property.

                  (g) Delco does not now own, and has never owned any real property. All real property previously leased by Delco is identified as such in
Schedule 4.12(g).

                  (h) Each lease and sublease listed on Schedule 4.12(a-1) is a valid, binding and enforceable obligation of Delco, and to Delco's Actual Knowledge of the other party or parties thereto, and is in full force and effect. Except as set forth on Schedule 4.12(a-2), (i) neither Delco nor, to Delco's Actual Knowledge, any other party thereto, is in Material breach of any term of any such lease and sublease or has repudiated any term of any such lease and sublease; (ii) no event, occurrence or condition exists that, with the lapse of time, the giving of notice, or both, would become a Material default under any such lease or sublease by Delco, or, to Delco's Actual Knowledge, any other party thereto; (iii) Delco has neither waived nor released any of its Material rights under any such lease and sublease; and (iv) neither Delco, nor the Shareholders, have received any communication questioning the validity or enforceability of any such lease or sublease. Except as set forth on Schedule 4.12(a-2), the execution, delivery and consummation of the transactions contemplated by this Agreement shall not constitute a breach or default under, or give rise to a right of termination under or, to the Actual Knowledge of Delco otherwise Materially adversely affect any provision of any of such leases and subleases.


         4.13 Title and Related Matters. Except as set forth on Schedule 4.13, Delco has, as of the Closing Date, and on the Closing Date will have, good and marketable title to all the properties and assets used by Delco in its business or as shown on the Interim Financial Statements, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business.

         4.14     Intellectual Property.

                  (a) Delco owns or has the right to use pursuant to valid license, sublicense, agreement or permission all Intellectual Property necessary or desirable for the operations of Delco as presently conducted. Delco owns common law Trademark rights to the DMGI, Inc. and Delco Machine and Gear names and marks.

                  (b) To Delco's Knowledge, for this purpose only, excluding all requirements for inquiry other than among the members of the Management Group, Delco has neither interfered with, nor infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of third parties. Delco has not received any written, or to Delco's Knowledge any oral, charge, complaint, claim, demand or notice alleging any such interference, infringement, misappropriation or violation (including any claim that it must license or refrain from using any Intellectual Property rights of any third party). To Delco's Actual Knowledge, no third party has interfered with, infringed upon, misappropriated or otherwise come into conflict with any Intellectual Property rights of Delco.

                  (c) Schedule 4.14(c) identifies each registered patent and each registered Trademark, and copyright owned by Delco and identifies each pending patent application or application for registration that has been filed by Delco. The Shareholders have made available to the Company correct and complete copies of all such patents, registrations and applications, each as amended to date, and correct and complete copies of all other written documentation evidencing ownership and prosecution of each such item. With respect to each such item of Intellectual Property required to be identified in
Schedule 4.14(c):

                      (i) Delco possesses all right, title and interest in and to such item, free and clear of any Lien, license or other restriction;

                      (ii) such item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                      (iii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to Delco's Actual Knowledge, threatened that challenges the legality, validity, enforceability, use or ownership of such item; and

                      (iv) Delco has not agreed to indemnify any Person for or against any interference, infringement, misappropriation or other conflict with respect to such item except to the extent specifically disclosed in Schedule 4.14(c).

                  (d) Schedule 4.14(d) identifies each license, sublicense, agreement or permission pursuant to which Delco uses any item of Intellectual Property. With respect to each such license, sublicense, agreement or permission (other than commercial software with a retail price of less than $600):

                      (i) to Delco's Knowledge, Delco is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

                      (ii) no action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand is pending or, to Delco's Actual Knowledge, threatened against Delco with respect to Delco's use of the underlying item of Intellectual Property that challenges the legality, validity or enforceability of Delco rights with respect to the underlying item of Intellectual Property;

                      (iii) the execution, delivery and consummation of transactions contemplated by this Agreement shall not constitute a breach or default or, give rise to a right of termination thereunder, or otherwise adversely affect the ability of Delco, Company or its Affiliates to use the Intellectual Property in conducting the business of Delco after the Closing Date; and

                      (iv) Delco has not granted any sublicense or similar right with respect to such license, sublicense, agreement or permission; and

                      (v) Each such license, sublicense and permission listed in
Schedule 4.14(d) is a valid, binding and enforceable obligation of Delco, and to Delco's Actual Knowledge of the other party or parties thereto, and is in full force and effect. Except as set forth on Schedule 4.14(d), (A) neither Delco nor, to Delco's Actual

Knowledge, any other party thereto, is in Material breach of any term of any license, sublicense and permission, and has repudiated any term of any Material license, sublease or permission; (B) no event, occurrence or condition exists that, with the lapse of time, the giving of notice, or both, would become a Material default under any license, sublease, or permission by Delco, or, to Delco's Actual Knowledge any other party thereto; (C) Delco has neither waived nor released any of its Material rights under any license, sublease or permission; and (D) neither Delco, nor the Shareholders, have received any communication questioning the validity or enforceability of any license, sublicense, or permission. Except as set forth on Schedule 4.14(d), the execution, delivery and consummation of the transactions contemplated by this Agreement shall not constitute a breach or default under, or give rise to a right of termination under or, to the Actual Knowledge of Delco otherwise Materially adversely affect any provision of any of the license, sublicense or permission.

         4.15 Litigation. Schedule 4.15 sets forth each instance in which Delco is (a) subject to any unsatisfied judgment order, decree, stipulation, injunction or charge or (b) a party to or, to Delco's Actual Knowledge, is threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction, or
(c) subject to any Product Recall relating to Delco Products since Delco's incorporation. There are no judicial or administrative actions, proceedings or investigations pending or, to Delco's Knowledge excluding for this purpose only all requirements for inquiry other than among the members of the Management Group, the Shareholders and the Trustee, threatened that question the validity of this Agreement or any action taken or to be taken by Delco or the Shareholders in connection with this Agreement or that, if adversely determined, would have a Material adverse effect upon Delco, or the Shareholders' ability to enter into or perform their respective obligations under or contemplated by this Agreement to which any of them is a party.

         4.16     Employee Benefits.

                  (a) Schedule 4.16(a) lists each Employee Benefit Plan that Delco maintains with respect to the current or former employees of Delco or to which Delco contributes with respect to any of the current or former employees of Delco. With respect to each such Employee Benefit Plan:

                      (i) such Employee Benefit Plan (and each related trust, insurance contract or fund) complies in form and in operation in all Material respects with the applicable requirements of ERISA, the Code and other applicable Laws;

                      (ii) all required reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions) have been filed or distributed appropriately with respect to such Employee Benefit Plan and the requirements of Part 6 of Subtitle B of Title I of ERISA and
Section 4980B of the Code have been met with respect to each such Employee Benefit Plan which is an Employee Welfare Benefit Plan;

                      (iii) all contributions (including all employer contributions and employee salary reduction contributions) which are accrued have been paid to each such

Employee Benefit Plan which is an Employee Pension Benefit Plan and all contributions for which an accrual is required by GAAP have been made on the books and records of Delco for any period ending on or before the Closing Date which are not yet due have been paid to each such Employee Pension Benefit Plan. All premiums or other payments for all periods ending on or before the Closing Date have been paid with respect to each such Employee Benefit Plan that is an Employee Welfare Benefit Plan. There exists no "accumulated funding deficiency," as defined in Code Section 412 and, no funding waiver has been granted by the IRS and no application for a funding waiver exists or is pending. Nothing has occurred or is expected to occur which would cause a Material increase in the cost of providing benefits to each such Employee Benefit Plan;

                      (iv) each such Employee Benefit Plan which is an Employee Pension Benefit Plan meets the requirements of a "qualified plan" under Section 401(a) of the Code or can be amended retroactively to meet such requirements within an applicable remedial amendment period available under the Code and regulations thereunder and has received, within the last five years, a favorable determination letter from the IRS, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code. Nothing has occurred since the date of such favorable determination letter that would have a Material Adverse Effect upon such qualification or exemption that cannot be corrected either by a retroactively effective amendment as to form adopted within the currently available remedial amendment period or pursuant to an Internal Revenue Service program for correction of operational defects; and

                      (v) the Shareholders have made available to the Company correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the IRS, the most recent Form 5500 Annual Reports, the most recent valuation of the ESOP Shares and all related trust agreements, insurance contracts and other funding agreements which implement such Employee Benefit Plan. No Welfare Benefit Plan is self-funded.

                  (b) With respect to each Employee Benefit Plan that Delco maintains or ever has maintained, or to which it contributes, ever has contributed or ever has been required to contribute, there have been any Prohibited Transactions with respect to such Employee Benefit Plan, no fiduciary has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of such Employee Benefit Plan, and no action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of such Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Actual Knowledge of Delco and the Administrative Committee has been threatened.

                  (c) Except as set forth on Schedule 4.16(c), Delco does not contribute to, has not ever contributed to, or has not ever been required to contribute to any Multi-Employer Plan and does not have any liability (including withdrawal liability) under any Multi-Employer Plan. None of the transactions contemplated by this Agreement or any Company Ancillary Agreement will trigger any withdrawal or termination liability under any Multi-employer Plan set forth on Schedule 4.16(c). Delco has no actual or potential Material liabilities under Title IV of ERISA, including Section 4201 of ERISA for any complete or partial withdrawal from a Multi-Employer Plan.

                  (d) There are no trades or businesses, whether or not incorporated, which, together with Delco, would be deemed to be a "single employer" within the meaning of Section 414(b), (c) or (m) of the Code. There are no "leased employees," as defined in Code Section 414(n) providing services to Delco that must be taken into account with respect to the requirements of Code Section 414(n)(3).

                  (e) Each Employee Benefit Plan, including, but not limited to the ESOP, may be terminated directly or indirectly by Delco, in its sole discretion, at any time before or after the Closing Date in accordance with its terms, without causing Delco to incur any liability to any Person, entity or Government Agency for any conduct, practice or omission of Delco which occurred prior to the Closing Date, or if later, the time of termination.

                  (f) The Administrative Committee is the Administrator described in Section 2.4 of the ESOP and has been duly authorized by Delco to have the full power and authority to administer and operate the ESOP as described in Section 2.6 of the ESOP. The board of directors for Delco has taken all actions it considers necessary or appropriate under the ESOP and the Trust Agreement in order to duly vest the Administrative Committee with the exclusive fiduciary authority and responsibility to enter into the sale hereunder of the ESOP Shares. The Administrative Committee has engaged independent legal and financial advice on behalf of the ESOP in connection with the sale hereunder of the ESOP Shares, completed all actions it considers necessary or appropriate under the ESOP and the Trust Agreement to empower it to bind the ESOP and the Trust to enter into the sale hereunder and upon its consideration of such advice and its taking such actions, and due deliberation, to direct the Trustee to enter into this Agreement and take all actions necessary to consummate the transactions contemplated thereby on behalf of the ESOP. The Trustee, as such, is merely a ministerial and directed Trustee with respect to this Agreement, and the Trustee's representations, covenants, agreements and actions as the ESOP Shareholder under this Agreement are solely as the custodial representative of the ESOP and made under the substantive direction of the Administrative Committee.

         4.17     Environmental Matters.

                  (a) At all times on and prior to the Closing Date:

                      (i) Delco and any predecessor entity as so construed under any applicable Environmental Law, is and has been in compliance in all Material respects with all applicable Environmental Laws and Safety Laws;

                      (ii) Delco has obtained, and is and has been in Material compliance with the conditions of, all Environmental Permits required for the continued conduct of the business of Delco in the manner now conducted;

                      (iii) Delco has filed all required applications, notices and other documents necessary to effect the timely renewal or issuance of all Environmental Permits for the continued conduct of the business of Delco in the manner now conducted except where the failure to do so would not be Material;

                      (iv) there are no past or present events, conditions or circumstances related to environmental or health and safety matters that reasonably could be expected to interfere in any Material respect with any Environmental Law or Permit or Safety Law;

                      (v) there are no circumstances or conditions present at or arising out of the present or, to the Knowledge of Delco, former assets, properties, leaseholds, businesses or operations of Delco in respect of off-site storage, transportation or disposal of, or any off-site Release of Hazardous Materials which reasonably could be expected to give rise to any Material Environmental Liabilities and Costs as to Delco;

                      (vi) there are no circumstances or conditions present at or arising out of the present or, to the Knowledge of Delco, former assets, properties, leaseholds, businesses or operations of Delco, including but not limited to any on-site storage, use, disposal or Release of Hazardous Materials, which reasonably may be expected to give rise to any Material Environmental Liabilities and Costs or Material Safety Liability and Costs;

                      (vii) none of Delco, or the Shareholders or the present or past assets, properties, business, leaseholds or operations of Delco has received or been subject to any outstanding order, decree, judgment, complaint, agreement, claim, citation, or notice or is subject to any ongoing judicial or administrative proceeding indicating that Delco or the past and present assets, properties, business, leasehold or operations of Delco are or may be: (A) in Material violation of any Environmental Laws; (B) in Material violation of any Safety Laws; (C) responsible in any Material respect for the on-site or off-site storage or Release of any Hazardous Materials; or, (D) liable for any Material Environmental Liabilities and Costs or Safety Liabilities and Costs;

                      (viii) none of Delco, or the Shareholders have any reason to believe that Delco will become subject to a matter identified in Section 4.17(a)(vii); and, no investigation or review with respect to such matters has been made by Delco or for Delco, and none is pending or, to the Knowledge of Delco, or the Shareholders, threatened, nor has any authority or other third-party indicated an intention to conduct the same;

                      (ix) neither the business of Delco nor any of its properties or assets is subject to, or as a result of the transactions contemplated by this Agreement will be subject to, the requirements of any Environmental Laws which require notice, disclosure, cleanup or approval prior to transfer of the Delco Shares or the business of Delco or which will impose Liens on any such asset or property or otherwise interfere with or in any Material respect affect the business of Delco;

                      (x) Schedule 4.17(a)(x) lists all property presently or previously leased, owned or operated by Delco and identifies all such property (and the area within that property) that has been used by Delco or, to the Knowledge of Delco, by any other Person (including a prior owner or operator) for the storage or disposal of Hazardous Materials);

                      (xi) Schedule 4.17(a)(xi) lists all off-site locations, including, without limitation, commercial waste disposal facilities or municipal landfills, to which or at which Hazardous Materials originating from Delco, or its assets, properties or business have been sent (or otherwise have come to be located) in amounts that would require a waste manifest under the Resource Conservation and Recovery Act of 1976 as now in effect for treatment, storage, disposal, reuse or recycling;

                      (xii) Schedule 4.17(a)(xii) of the Disclosure Schedule sets forth a list of all underground storage tanks owned or operated at any time by Delco and except as disclosed in Schedule 5.17(xii) of the Disclosure Schedule, no such tank is leaking or has leaked at any time in the past, and there is no pollution or contamination of the Environment caused by or contributed to or threatened by a Release of a Hazardous Materials from any such tank; and

                      (xiii) Schedule 4.17(a)(xiii) lists all environmental audits, inspections, assessments, investigations or similar reports in Delco's possession or of which Delco has Actual Knowledge relating to the assets, properties, or business of Delco or the compliance of the same with applicable Environmental Law and Safety Laws.

                      (xiv) Schedule 4.17(a)(xiv) sets forth the nature and quantities of any Hazardous Materials (as defined below) generated, transported or disposed of by Delco during the past three years (other than raw material awaiting manufacturing, work-in-process or finished goods and through the sale of products in the ordinary course of business), together with a description of the location of each such activity; and

                      (xv) Schedule 4.17(a)(xv) sets forth a summary of the nature and quantities of any Hazardous Materials that have been disposed of or found at any site or facility owned or operated presently or at any previous time by Delco (other than raw material awaiting manufacturing, work-in-process or finished goods and through the sale of products in the ordinary course of business).

         4.18 Legal Compliance. Except as set forth on Schedule 4.18, Delco has complied in all Material respects with all applicable Laws, and Delco has neither been debarred from bidding on any project for any Governmental Entity nor subject to any debarrment proceedings involving any Governmental Entity.

         4.19 Insurance. Schedule 4.19 contains a correct and complete list of all insurance policies pursuant to which Delco is insured as of the Closing Date of this Agreement or, to Delco's knowledge, were insured prior to the date hereof, and no such policies subject Delco to any obligations for retrospective claims or adjustments.

         4.20 Bank Accounts and Powers. Schedule 4.20 lists by name, address and account number each bank, trust company, savings institution, brokerage firm, mutual fund or other financial institution with which Delco has an account or safe deposit box and the names and identification of all Persons authorized to draw thereon or to have access thereto. Schedule 4.20 lists the names of each Person holding powers of attorney or agency authority from Delco and a summary of the terms thereof.

         4.21 Brokers' Fees. Neither Delco nor the Shareholders have any liability or obligation to pay any fees or commissions to any broker, finder or agent, other than

Houlihan Lokey Howard & Zukin Capital, with respect to the transactions contemplated by this Agreement. The full amount specified on Schedule 4.21 due to Houlihan Lokey Howard & Zukin Capital is required to be paid by Delco within three (3) business days following the Closing Date, and there are no other similar obligations for which the Company could become liable or obligated to any Person or for which Delco, after the Closing Date, will have any continuing obligation. The obligation for such fees and commissions, other than reimbursement for documented expenses incurred, is entirely contingent upon the consummation and Closing of the transactions evidenced by this Agreement.

         4.22     Equipment.

                  (a) Schedule 4.22(a-1) lists all lease agreements relating to equipment, furniture or trade fixtures leased by Delco. Except as set forth on
Schedule 4.22, all equipment, furniture or trade fixtures used or located in the business or operations of Delco is in good working order and repair, reasonable wear and tear excepted, have been operated and maintained in all material respects in accordance with all applicable Laws; and do not require Material repair or replacement in order to serve their intended purposes in all material respects, including use and operation consistent with their present use and operation, except for scheduled maintenance, repairs and replacements conducted or required in the ordinary course of the operation thereof. Delco has not received any written notice from any insurance company that has issued a policy to Delco with respect to any of its equipment, including trade fixtures, requiring the performance of any structural or other repairs or alterations to such property.

                  (b) Schedule 4.22(b-1) lists all personal property owned by Delco. Except as listed on Schedule 4.22(b-2) all personal property used in connection with or in furtherance of Delco's business or operations is listed on
Schedule 4.22(b-1) and is the property of Delco subject to any leases identified in Schedule 4.22(a-1).

         4.23 Product Warranties and Liabilities. Schedule 4.23 sets forth all Warranties given or made by Delco. Delco has not extended or granted any return rights or given or made any Warranties with respect to any Products sold or services performed by it, except for those set forth in Schedule 4.23. None of the customers of Delco has claimed to Delco or to any of Delco's suppliers, that Delco's Products are defective. To Delco's Knowledge, no Products have been shipped by Delco in a condition that such products might reasonably be expected to be returned by the customer, or of any intention on the part of any customer to return any of Delco's Products, except returns by customers in the ordinary course of business and consistent with the return policies and which, in any event, are not expected to be Material in amount. Delco has never received nor been subject to any claim, and to Delco's Knowledge, Delco has no knowledge of any fact or of the ocurrence of any event forming the basis of any present or future claim against Delco, whether or not fully covered by insurance, for liability on account of negligence or product liability or on account of any Warranties.

         4.24 Aerospace Records. Delco has maintained complete and accurate records relating to all Products as required by all applicable Contracts or applicable Laws.

         4.25     Securities Law Compliance.

                  (a) In connection with the issuance of the BE Stock as of the Closing, the Shareholders have been advised and understand and agree that the issuance by the Company to the Shareholders of the BE Stock will not be registered under the Securities Act, nor qualified under any state securities laws before the Closing, on the ground (among others) that no distribution or public offering of the BE Stock is to be effected in connection with the issuance to such Shareholder as contemplated herein and, in issuing the BE Stock to such Shareholders hereunder, the Company is relying on the accuracy and completeness of the representations of the Shareholders set forth in this
Section 4.25(a).

                  (b) Each Shareholder is acquiring the BE Stock for the Shareholder's own accounts, for investment and not with a view to distribution or resale thereof except as might be required by ERISA, the Shareholder's only present intention to sell the BE Stock would be pursuant to an effective registration and qualification under applicable federal and states securities law.

                  (c) Each Shareholder acknowledges that he, she or it has been informed and understands that the BE Stock may not be sold or transferred except in compliance with the Securities Act or any exemption thereunder, and there is no assurance that any exemption from registration, including Rule 144, under the Securities Act will become available to permit resales of the BE Stock. This acknowledgement does not limit or constitute a waiver of the Company's obligation set forth in Section 7.5.

                  (d) Each Shareholder (i) is familiar with the business of the Company, (ii) has had an opportunity to discuss with representatives of the Company the conditions of and prospects for the continued operation of the Company and such other matters as the Shareholder deemed appropriate in considering whether to invest in the BE Stock, and (iii) have been provided access to all publicly available information about the Company requested by the Shareholder.

                  (e) Each Shareholder has made his, her, or its own investigation whether or not to respectively exchange the Delco Shares for the BE Stock and each Shareholder has sufficient business and financial experience so as to enable him, her or it to evaluate the merits and risks associated with the BE Stock and the transactions contemplated by this Agreement.

                  (f) Except as may be required by ERISA, each Shareholder is able to bear the economic risk of a total loss of the investment in the Company.

                  (g) Each Shareholder acknowledges and agrees that the certificates representing the BE Stock shall contain a restrictive legend substantially in the form below:

                  THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, ASSIGNED, PLEDGED OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER THE ACT OR UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

                  (h) Each Shareholder is an accredited investor, and sophisticated, as defined under Section 501(a) of Regulation D promulgated under the Securities Act, except as set forth in Schedule 4.25(h).

                  (i) Nothing herein is intended to limit or contravene the registration rights of the Shareholders pursuant to Sections 2 and 7.5 in this Agreement.

         4.26 Permits and Licenses. Set forth in Schedule 4.26(a-1) are the Permits, licenses, franchises and other authorizations Materially necessary for the conduct of Delco's business as currently conducted. Except as set forth in
Schedule 4.26(a-2), all such Permits, licenses, franchises and authorizations identified on Schedule 4.26(a-1), are valid and in full force and effect in all Material respects and the business is in compliance in all Material respects with the terms and conditions of such Permits.

         4.27 Claims Matters. Schedule 4.27 contains a reasonably detailed description of the history of the experience of Delco's business during the two
(2) years ending on the date hereof with respect to (i) product liability claims and general liability claims exceeding $25,000, and (ii) all workers' compensation claims.

         4.28 Related Party Transactions. Except as set forth and described on
Schedule 4.28, none of the Shareholders, and none of their relatives who reside with or are dependents of either Shareholder or any Affiliates thereof, has outstanding any indebtedness to Delco or to any director, officer or employee of Delco or the ESOP. Except as set forth and described on Schedule 4.28, neither Delco nor any director, officer or employee of Delco nor the ESOP has outstanding any indebtedness to a Shareholder, any relative of a Shareholder or any Affiliates thereof. Except as described on Schedule 4.28, neither the Shareholders nor any officer, director or employee of Delco, and none of their relatives or Affiliates, owns any interest in any competitor, lessor, lessee or customer or supplier of Delco; and each of Delco and the ESOP is not a party to any transaction or arrangement with any of the Shareholders or with any of Delco's respective officers, directors, employees, Shareholders, or any relative or Affiliate of any of them, which relates to or affects the ownership, lease or use or disposition of any assets, properties or the operations of Delco or the sale, lease or use of goods or services, or the loan of money or any extension of credit or guaranty, by or to Delco, other than the payment of wages, salaries and normal bonuses to employees of Delco for services performed in the ordinary course of business. Except as disclosed in the Financial Statements or described on Schedule 4.28, none of the assets or properties of Delco include any receivables or contract rights from, or notes payable to or evidences of indebtedness of any of the Shareholders or any of the officers, directors or employees of Delco or any relative or Affiliate of any of them. Each item listed on Schedule 4.28 is a valid, binding and enforceable obligation of Delco, and to Delco's Actual Knowledge, of the other party or parties thereto and is in full force and effect. Except as set forth on Schedule 4.28(a), (i) neither Delco nor, to Delco's Actual Knowledge any other party thereto, is in Material breach of any term of any such item or has repudiated any term of any such item; (ii) no event, occurrence or condition exists that, with the lapse of time, the giving of notice, or both, would become a Material default under any item by Delco, or, to Delco's Actual Knowledge, any other party thereto; (iii) Delco has neither waived nor released any of its Material rights under any such item; and (iv) neither Delco, nor the Shareholders, have received any communication questioning the validity or enforceability of any such item. Except as set forth on Schedule 4.28(a), the execution, delivery and consummation of the transactions contemplated by this Agreement shall not constitute a breach or default under, or give rise to a right of termination under or, to the Actual Knowledge of Delco otherwise Materially adversely affect any provision of any such item.

         4.29 Full Disclosure. The representations and warranties of the Shareholders contained in this Agreement do not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein, taken as a whole, not materially misleading. There is no fact that the Shareholders have not disclosed to the Company in writing that the Shareholders believe has or will have a Material Adverse Effect on Delco or a Material Adverse Effect on the ability of Delco, or the Shareholders to perform this Agreement.

         4.30 Minute Books. Delco's minute books contain complete and accurate records in all material respects of all meetings and other corporate actions of its shareholders and board of directors and committees thereof.

         4.31 Government Contracts. Except as set forth on Schedule 4.31, Delco has not been and is not a party to any Contract with a Governmental Entity.

         4.32 Inventory. Except as set forth on Schedule 4.32, all Inventories are stored at the principal manufacturing facility of Delco. Except as set forth on Schedule 4.32, as of the Closing Date Delco owns free of any Liens all Inventory at its manufacturing facility, and all Inventory in process at third parties' facilities.

         4.33 Organization, Authority and Qualification of the ESOP. The ESOP has full power and authority under the terms of the ESOP and the Trust Agreement signed August 28, 1996 (the "Trust Agreement"), to execute and deliver this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by the ESOP and constitutes the legal, valid and binding obligation of the ESOP, enforceable against the ESOP in accordance with its terms, except as the same may be limited by ERISA. Except as set forth in the preceding sentence, the ESOP constitutes in all material respects an "eligible individual account plan" within the meaning of Section 407(d)(3) of ERISA and is, in form, an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code and Section 407(d)(6) of ERISA and, in form, qualifies under Section 401(a) of the Code, except as such form may be retroactively amended to so qualify without Material Adverse Effect upon such qualification. The Trust has been duly constituted in accordance with valid and binding trust instruments, is validly existing and, in form, qualifies under Section 501(a) of the Code, except as such form may be retroactively amended to so qualify without Material Adverse Effect upon such qualifications. Except as set forth in the preceding two sentences, the execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated by the parties hereto do not require the consent or approval of, or filing with, any person or public authority, constitute or result in the breach of any provision of, or constitute a default under the ESOP, the Trust Agreement or any agreement indenture or other instrument to which the ESOP is a party or by which it or its assets may be bound, or will not constitute a violation of, or give rise to any liability under any law, regulation, judgment or order binding upon the ESOP, including, but not limited to Title I of ERISA or Section 4975 of the Code.

         4.34 Ownership of the Shares. The ESOP Delco Shares are owned of record and beneficially solely by the ESOP free and clear of all Encumbrances. Upon consummation of the transactions contemplated by this Agreement and registration of the ESOP Shares in the name of the Company in the stock records of Delco, the Company, assuming it shall have purchased the ESOP Shares for value in good faith and without notice of any adverse claim, will own the ESOP Shares free and clear of all encumbrances. Neither the ESOP nor the Trustee is a party to any voting trust, stockholder agreement, proxy or other agreement or understanding in effect with respect to the voting or transfer of any shares of Common Stock. The Administrative Committee for the ESOP represents and warrants that Delco has waived its right of first refusal in accordance with the legend on the ESOP Shares in accordance with the laws of the State of Delaware, ERISA, the Code and any other applicable federal or state statute, and such waiver is valid and binding upon the Trustee, the Participants, the Beneficiaries, the ESOP, the Trust and Delco, and is in accordance with the terms and conditions of the ESOP and the Trust Agreement and such waiver is consistent with the execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated by the parties hereto. The Administrative Committee further represents and warrants that it has obtained any and all approvals necessary or appropriate for the execution, delivery and performance of this Agreement and the Escrow Agreement and the consummation of the transactions contemplated by the parties hereto, of the Participants and Beneficiaries.

         4.35 Fairness Determination. The ESOP, the Administrative Committee and the Trustee have received an opinion (the "Opinion") from Willamette Management Associates, the independent financial advisor for the fiduciaries of the ESOP, as of the Closing Date, that the Purchase Price is not less than the fair market value of the ESOP Shares, as fair market value would be determined by arm's length negotiations between independent parties, and that the transactions contemplated hereby are fair to the ESOP from a financial point of view. The Administrative Committee has determined to its satisfaction that its financial advisor is independent and has rendered the Opinion in good faith. It has further consulted its own legal counsel and considered the basis and reasoning set forth in the Opinion and all other facts and circumstances it deems relevant. Upon due deliberation and based upon the Opinion, the Administrative Committee has determined that the transactions contemplated by this Agreement are in the best interests of the Participants and Beneficiaries, and consequently, in accordance with the applicable ESOP documents, as amended. Based upon the foregoing, the Administrative Committee has authorized and directed the Trustee to enter into this Agreement.

         4.36     Conduct of Business.

                  (a) Notices and Consents. The Shareholders have given, or caused Delco to give, all notices to third parties that are required by the Shareholders or Delco as contemplated by this Agreement, and have made all further filings pursuant thereto that may be necessary, proper or advisable.

                  (b) Conduct Business in Regular Course. Since February 2, 2001, the Shareholders have caused Delco to maintain its owned and leased properties used or held for use in its business in good operating condition and repair in the ordinary course of Business and to make all necessary renewals, additions and replacements thereto, reasonable wear and tear excepted, and Delco has carried on its operations substantially in the same manner as heretofore conducted and Delco has not made or instituted any unusual or novel methods of purchase, sale, lease, management, accounting or operation.

                  (c) No General Increases. Since February 2, 2001, (i) Delco has not granted any general or uniform increase in the rates of pay of employees of Delco, nor granted any general or uniform increase in the benefits under any bonus or pension plan or other contract or commitment, and (ii) Delco has not increased the compensation payable or to become payable to officers, salaried employees or agents of Delco, or increased any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such officers, salaried employees or agents.

                  (d) Contracts and Commitments. Since February 2, 2001, Delco has not tendered any bid, entered into any Contract or commitment or engaged in any transaction, including any Contract, commitment or engagement with the Shareholders or any division, unit or Affiliate of the Shareholders, or effected any change to any program, except in the Ordinary Course of Business.

                  (e) Dividends and Distributions. Except as set forth in
Schedule 4.36(e), Delco has not declared or paid any dividend or distribution with respect to its capital stock or to repurchase, redeem or otherwise acquire for value any shares of its capital stock from and after December 31, 2000.

                  (f) Sale of Capital Assets. Since February 2, 2001, Delco has not sold or otherwise disposed of any of its capital assets.

                  (g) Debt Obligations.All amounts of indebtedness of Felix Jakobi to Delco have been forgiven prior to the Closing Date. Delco and Felix Jakobi shall treat this forgiveness as consulting compensation or bonus for tax purposes. Delco has complied with any applicable withholding obligations in respect thereof. There is no indebtedness owed to Delco by any Shareholder, other than members in the Management Group.

                  (h) Trade Name. Delco Machine & Gear, Inc. has sold, assigned and transferred to Delco all right, title and interest in the mark and name "Delco Machine and Gear," and all derivations thereof, and any right, claim or interest in any contract or arrangement related to Delco's business entered into in the name Delco Machine & Gear or any similar or derivative name.

                  (i) Freeze of Benefits under ESOP. Delco has taken all action necessary or appropriate to effect a freeze of the accrual of all benefits under the ESOP in accordance with the terms of the ESOP and Delco has contributed all amounts, if any, that represent accrued benefits under Code Section 412 through the date benefits under the ESOP are frozen. Delco has provided the Participants and Beneficiaries any and all notice it deems required or appropriate to effect such freeze.

         4.37 Reimbursements. Delco employees have been requested to submit substantially all expense reimbursement requests for purposes of payment in the ordinary course and within a reasonable time, prior to the Closing Date, and Delco shall pay or accrue amounts due, applying standards of documentation and approval consistent with past practice prior to Closing.

         4.38 Funding Plans in Full. As of immediately prior to the Closing Date, Delco shall have responsibility to pay in full any otherwise eligible claims of Delco, its employees or its Affiliates under the Employee Benefit Plans owed prior to the Closing Date but which have not been paid prior to the Closing Date.


Section 5.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to the Shareholders that the statements contained in this Section 5 are correct and complete as of the Closing Date of this Agreement.

         5.1 Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         5.2 Authorization of Transaction. The Company has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. All corporate and other actions or proceedings to be taken by or on the part of the Company to authorize and permit the execution and delivery by the Company of this Agreement and the respective instruments required to be executed and delivered by the Company pursuant hereto, the performance by the Company of their respective obligations hereunder, and the consummation by the Company of the transactions contemplated herein, have been duly and properly taken. This Agreement has been duly executed and delivered by the Company and constitutes the valid and legally binding obligation of the Company, enforceable in accordance with its terms and conditions, except to the extent that enforceability may be limited by bankruptcy, insolvency and other similar Laws affecting the enforcement of creditors' rights generally.

         5.3 Noncontravention: Consents. Neither the execution and the delivery of this Agreement, nor the consummation by the Company of the transactions contemplated hereby will (i) violate any Law or other restriction of any Governmental Entity to which the Company is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement to which the Company is a party or by which it is bound or to which any of their assets are subject. The Company does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order for the parties to consummate the transactions contemplated by this Agreement, except for such filings as may be required to comply with all applicable securities laws.


         5.4 Brokers' Fees. The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which the Shareholders could become liable or obligated, except to the extent the Company is obligated to pay underwriter discounts and commission with respect to sale of BE Stock for certain Persons.

         5.5 Investment Intent. The Company is acquiring the Delco Shares for its own account and not with a view to their distribution within the meaning of ss. 2(11) of the Securities Act.

         5.6 Status of BE Stock. When issued to the Shareholders, the shares of BE Stock, so issued will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens other than normal restrictions under federal or state securities law.

         5.7 Information Concerning Company. The Company's Annual Report on Form 10-K for its fiscal year ended February 2000 (the "10-K"), the Company's Quarterly Report on Form 10-Q for the quarter ended November 25, 2000 (the "10-Q"), each as filed with the SEC, copies of which have been furnished to the Shareholders, as of its respective filing dates did not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, under the circumstances in which they were made, not misleading.

         5.8 Capitalization of Company. The authorized BE Stock consists of 50,000,000 authorized shares at $.01 par value per share. Each holder of BE Stock is entitled to one vote per share of BE Stock owned by such holder. As of February 23, 2001, there were issued and outstanding 26,003,203 shares of BE Stock. The authorized Preferred Stock of the Company consists of 1,000,000 shares, all of which is unissued.

Section 6.  TAXES.

         6.1   Tax Returns; Audits.

                  (a) (i) The Shareholders' Representative shall be responsible for preparing or causing to be prepared, at the Shareholders' expense, Delco's federal income tax return on Form 1120S and comparable state and local income and franchise tax returns (each, an "S Period Return") for Delco's taxable year ending on the day preceding the Closing Date (collectively, the "Final S Period Tax Returns") and all other income Tax Returns (together with the Final S Period Returns, the "Pre-Closing Period Returns") of Delco for any taxable period ending on or before the day preceding the Closing Date (the "Pre-Closing Periods"). Such Tax Returns shall be prepared in a manner consistent with applicable Tax Laws consistent with prior practice. Following the Closing Date, the Company shall cause Delco to cooperate in the preparation and filing of such Tax Returns (including providing Shareholders with access to all information reasonably requested by the Shareholders in connection with the preparation of such Tax Returns).

                      (ii) The Shareholders shall be jointly and severally responsible for the payment of all Taxes imposed on Delco in respect of the Pre-Closing Periods, and in respect of any Taxes that are not subject to the "closing-the-books" method. The Shareholders shall jointly and severally be responsible for such Taxes on a prorated basis for the portion of any taxable period commencing on or before the day preceding the Closing Date and ending after the day preceding the Closing Date determined in accordance with subsection (a)(iv) below.

                      (iii) In connection with the preparation of the Final S Period Tax Returns, the Shareholders' Representative shall use his best efforts to cause the accountants selected by him to deliver a draft of each Final S Period Tax Return to the Company within a reasonable period of time, at least 30 days before its due date (considering valid extensions), so that the Company may be able to review and comment on each Final S Period Tax Return prior to the due date (including extension, if any) for filing such Tax Returns. If the Company agrees with the information in the Final S Period Tax Returns, the Company will cause the appropriate officers of Delco to sign and file such returns with the applicable taxing authority as prepared by the accountants selected by the Shareholders' Representative within ten (10) business days, if reasonably practicable. In the event that the Company disputes or questions any item in a Final S Period Tax Return, the Company shall use its commercially reasonable efforts to provide to the Shareholders' Representative and the accountant its comments on, and proposed changes to, the draft of each disputed Final S Period Tax Return within a reasonable period of time, for this purpose ten (10) days being deemed reasonable, so that the Shareholders' Representative may be able to review and comment on such proposed changes prior to the due date (including extensions, if any) of such Tax Return. If any aspect of any Final S Period Tax Return remains in dispute within 20 days before the due date (including extensions, if any) for filing such Tax Return, the matter in dispute shall be submitted to a mutually acceptable accounting firm for resolution. The decision of the accounting firm concerning any disputed item shall be final and binding on the parties and the fees and expenses of the accounting firm shall be paid by the non-prevailing party. After any dispute is resolved by the mutually acceptable accounting firm, the

Company will cause the appropriate officers of Delco to sign and file the Final S Period Tax Returns (as resolved) with the applicable taxing authority.

                      (iv) Items to be taken into account for the taxable year beginning on January 1, 2001 and ending on the date immediately preceding the Closing Date shall be determined using the "closing-the-books" method as described in Section 1362(e)(3) of the Code and the regulations thereunder, and the Company and the Shareholders agree to make an election, if necessary, under
Section 1362(e)(3) of the Code. In any case where applicable Law does not permit Delco to close its taxable year on the day preceding the Closing Date, then Taxes, if any, attributable to the taxable period of Delco beginning on or before the day preceding the Closing Date and ending after the day preceding the Closing Date shall be allocated between (A) the period up to and including the day preceding the Closing Date, and (B) the period on and subsequent to the Closing Date by a method that is consistent with the "closing-the-books" method under Section 1362(e)(3) of the Code and the regulations thereunder.

                      (v) The Company shall not amend, re-file or otherwise modify any Pre-Closing Period Return of Delco without the consent of the Shareholders' Representative, which shall not be withheld or delayed unreasonably. To the extent that a Pre-Closing Period Return of Delco needs to be amended, the Shareholders' Representative shall use his best efforts to cause the accounting firm that prepared the original return on behalf of Delco to prepare such amendment. In connection with the preparation of such amendment, the Shareholders' Representative shall use his best efforts to cause the accountants selected by him to deliver a draft of the amendment to the Company within a reasonable period of time so that the Company may be able to review and comment on the amendment prior to the intended date for filing (or due date, if any, including extensions, if any) such Tax Returns. If the Company agrees with the information in the amendment, the Company will within ten (10) business days cause the appropriate officers of Delco to sign and file such amendment with the applicable taxing authority as prepared by the accountants selected by the Shareholders' Representative. In the event that the Company disputes or questions any item in the amendment, the Company shall use its commercially reasonable efforts to provide to the Shareholders' Representative and the accountant its comments on, and proposed changes to, the draft of the amendment within a reasonable period of time, for this purpose ten (10) days being deemed reasonable, and the Shareholders' Representative may review and comment on such proposed changes prior to the due date (including extensions, if any) of such Tax Return. If any aspect of the amendment remains in dispute within 20 days before the due date (including extensions, if any) for filing such amendment, the matter in dispute shall be submitted to a mutually acceptable accounting firm for resolution. The decision of the accounting firm concerning any disputed item shall be final and binding on the parties and the fees and expenses of the accounting firm shall be paid by the non-prevailing party. After any dispute is resolved by the mutually acceptable accounting firm, the Company will cause the appropriate officers of Delco to sign and file the amendment (as resolved) with the applicable taxing authority.

                      (vi) If the Company or Delco receives a refund, credit or reduction of Taxes on Delco attributable to a Pre-Closing Period, the recipient promptly shall reimburse the Shareholders for such refund, credit or reduction of Tax. If the Shareholders receive a refund, credit or reduction of Taxes attributable to a Pre-Closing Period, the Shareholders shall hold in trust for the benefit of the Company, and shall promptly reimburse the Company for, such refund, credit or reduction or Tax if, and only to the extent that, the receipt thereof is a direct or indirect result of any additional Taxes on Delco attributable to invalidating Delco's S election in a Pre-Closing Period or any additional Taxes on Delco attributable to a post-Closing period, and such amount reimbursed shall be applied to reduce Losses incurred by the Company on a dollar for dollar basis.

                  (b) Except as provided in Section 6.1, following the Closing Date, Delco or its Affiliates shall be responsible for preparing or causing to be prepared all Tax Returns required to be filed by Delco for taxable periods beginning on or after the Closing Date.

                  (c) In the event that, following the Closing Date, any Governmental Entity notifies the Company or Delco or any Affiliate thereof of its intention to audit, assess, examine or otherwise review (collectively, "Audit") an S Period Return of Delco, the Company shall promptly notify the Shareholder's Representative of the receipt of such notice. The Company shall cooperate and provide or cause Delco to cooperate and provide the Shareholder's Representative with access to such records and personnel of Delco as the Shareholder's Representative determine may be necessary in connection with the conduct of such Audit or any administrative or judicial proceeding in respect thereof. Each of the parties promptly shall provide the others concerning any audit with copies of all correspondence, notices and other written materials received from any Governmental Entity.

                  (d) (i) The Company or Delco will promptly notify the Shareholder's Representative in writing of the commencement of any claim, Audit, or other proposed change or adjustment by any taxing authority concerning any Tax period ending on or prior to the Closing Date.

                      (ii) The Shareholders, through the Shareholder's Representative, shall have the right to represent Delco's interests in any Tax Audit or administrative or court proceeding relating to any Pre-Closing Periods and to employ counsel of its choice at its sole expense; provided that (A) if the results of such Audit or proceeding (i) involves an issue that recurs for a taxable period of Delco beginning after the Closing Date (whether or not such subsequent taxable period is the subject of such Audit or proceeding at such time), (ii) would be binding on the Company or Delco for any taxable period beginning on or after the Closing Date, or (iii) would Materially and detrimentally affect the Tax liability of Delco for a taxable period beginning on or after the Closing Date, then the Shareholder's Representative, on behalf of the Shareholders, shall not enter into a settlement or closing or other agreement with respect thereto without the consent of the Company, which consent shall not be unreasonably withheld, and (B) if the Tax Claim involves an adjustment or issue which will produce a Tax for which the Company or Delco will be liable, the Company shall be entitled to jointly control with the Shareholder's Representative such adjustment or issue in the Audit or proceeding, and neither the Shareholder's Representative nor the Company shall enter into a settlement or closing or other agreement with respect to such issue or adjustment without the consent of the other party, which consent shall not be unreasonably withheld.

                      (iii) With respect to any taxable period of Delco beginning before and ending after the Closing Date, the Company and the Shareholder's Representative shall jointly control the defense and settlement of any Tax audit or administrative or court proceeding and each party shall cooperate with the other party at their own expense and there shall be no settlement or closing or other agreement with respect thereto without the consent of the other party, which consent will not be unreasonably withheld.

         6.2 Cooperation and Exchange of Information. The Shareholders and the Company will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes. Such cooperation and information shall include providing copies of relevant Tax Returns of Delco or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax authorities. The Company shall retain all Tax Returns, schedules and work papers, records and other documents ("Tax Materials") of Delco for each taxable period ending before the Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, (ii) 6 years following the due date (without extension) for such Tax Returns, or (iii) the completion of all legal proceedings (if any) relating to any such Tax Return.

         6.3.   Exchange of Shares and Related Taxes.

                  (a) The Shareholders and the Company shall reflect the sale of the Delco Shares for all Tax and other filing and reporting purposes as a taxable sale consistent with the terms of this Agreement without any disclosure pursuant to Section 6662 or 6111 of the Code. Each of the Shareholders has had an opportunity to seek and obtain its own legal and tax advice, and whether or not such advice was sought, has determined the tax treatment of the transactions without reliance upon anything that the Company or its representatives may have said or done. None of the Shareholders shall make any claim against the Company or Delco on account of the Shareholder's Tax treatment of the transactions contemplated by this Agreement or the Taxes on the Shareholders or other Persons that may arise from such transactions.

                  (b) The obligations of the parties set forth in this Agreement relating to Taxes shall, except as otherwise agreed in writing, be unconditional and absolute and shall remain in effect without limitation as to time or amount of recovery by the Company, Delco and the Shareholders.

                  (c) There shall be withheld by Company, Delco and/or Escrow Agent from any amount payable to Shareholders hereunder such amounts as may be required to be withheld under applicable Law.

                  (d) The Shareholders shall be liable for, shall hold Delco and the Company harmless against, and agree to pay on a timely basis all income, sales, transfer, stamp, value added, use, real property transfer and similar Taxes incurred by Shareholders or Delco in connection with the transactions contemplated by this Agreement, for all tax periods ending on the day before the Closing, and for the portion of any tax period prior to the Closing.

         6.4 Timely Filing of Tax Returns. The Shareholders' Representative and Delco shall use commercially reasonable efforts to expedite the preparation of the Final S Corporation Returns, as well as any other Pre-Closing Period Returns, and cause the filing thereof at the earliest practicable date, which in no event shall be later than 113 days after the Closing Date.


Section 7.        POST-CLOSING COVENANTS.

The parties agree as follows with respect to the period following the Closing Date.

         7.1 General. In case at any time after the Closing Date any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as the other party reasonably may request, at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Section 10). Upon the Closing Date, and except for this Agreement, the customary accruals of benefits due employees, other matters specifically disclosed in the Disclosure Schedule as a Delco obligation, the Non-Compete Agreements and the Employee Offers dated March 2, 2001, between Delco and certain members of the Management Group, the Shareholders and each of them, hereby waive and release all rights, claims, debts, contracts, actions or causes of action, known or unknown, which such party has or might have against Delco, its related entities and its officers, directors, employees, agents, insurers, representatives, successors and assigns, including, without limitation, any that arise from any relationship as shareholder, director, officer, employee, agent or otherwise.

                  It is the clear and unequivocal intention of each of the Shareholders in executing this Agreement that it shall be effective as a full and final accord and satisfaction, release, and discharge of each and every claim specifically or generally referred to in the preceding sentence. In furtherance of said intention, each releasing Shareholder hereto hereby acknowledges that it understands Section 1542 of the Civil Code of the State of California, which provides as follows:

                  "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR

                  SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR."

                  Each releasing Shareholder hereby waives and relinquishes any and all rights and benefits which it has or may have under Section 1542 of the Civil Code of the State of California, and under any and all similar provisions contained in the law of any and all other jurisdictions, within and without the United States, to the full extent that it may lawfully so waive all such rights and benefits pertaining to the subject matter of the releases contained in this Agreement.

         7.2 Litigation Support. In the event and for so long as any party is actively contesting or defending against any charge, complaint, action, audit, suit, proceeding, hearing, investigation, claim or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act or transaction on or prior to the Closing Date involving Delco, the other party will provide its reasonable cooperation to the contesting or defending party and its counsel in the contest or defense, make available its personnel, and provide such testimony and access to its books and records as may be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor under
Section 10).

         7.3   Confidential Information and Non-Competition.

                  (a) Confidential Information. From the date hereof until the Closing Date and for a period of five years thereafter, commencing on the Closing Date, the Shareholders and the Trustee will treat and hold as such, and will not use for the benefit of themselves or others, any Confidential Information. In the event the Shareholders or any of their respective Affiliates are requested or required (by oral request or written request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, then the relevant Shareholder(s) will notify the Company promptly in writing of the request or requirement so that the Company may seek an appropriate protective order or waive compliance with this Section 7.3. If, in the absence of a protective order or receipt of a waiver hereunder, the Shareholders are, on the advice of outside counsel, compelled to disclose any Confidential Information to any Governmental Entity or else stand liable for contempt, then the Shareholders may disclose such Confidential Information to such Governmental Entity, provided, that the Shareholders will use its reasonable best efforts to obtain at the request of the Company an order or other assurance that confidential treatment will be accorded to such Confidential Information.

                  (b) Non-Competition. Each member of the Management Group agrees, for the period of time following the Closing Date set forth in their respective Non-Compete Agreements, he shall not, after the Closing Date, compete with, or make preparations to compete as provided in the applicable Non-Compete Agreement, each of which is incorporated herein by reference.

                  (c) Except as provided otherwise with respect to Felix Jakobi, David Timmerman, Nick Campanelli, and Del Warren in the applicable Non-Compete Agreement, each of the Shareholders further agrees that for a period of five (5) years after the Closing Date, each such Shareholder will not directly or indirectly, without the prior written consent of Company, recruit, offer employment, employ, engage as a consultant, lure or entice away or in any other manner persuade or attempt to persuade any person who is an employee of Delco to leave such employment.

                  (d) In the event of a breach, or facts indicating the likelihood of a breach, by any Shareholder of the provisions of this Section 7.3, Company and Delco shall be entitled to a temporary restraining order and an injunction restraining such Shareholder from committing any such breach. Nothing herein shall be construed as prohibiting the Company or Delco from pursuing any other remedies available to it for such actual or threatened breach, including, without limitation, the recovery of damages. If it is determined that any Shareholder has violated any of the covenants in this Section 7.3, the term of any such covenant violated shall be automatically extended for the period of time of the violation either from the date on which such Shareholder ceases such violation or from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenant, whichever period is later.

         7.4 Post-Closing Receipts. In the event that either party after the Closing Date receives any funds properly belonging to the other party in accordance with the terms of this Agreement, the receiving party will promptly so advise such other party, will segregate and hold such funds in trust for the benefit of such other party and will promptly deliver such funds, together with any interest earned thereon, to an account or accounts designated in writing by such other party.

         7.5  Registration Rights.

                  (a) General. Within 15 days of the Closing, the Company shall file (and shall use its commercially reasonable efforts to cause to become effective as soon as practicable thereafter) a registration statement on Form S-3 under the Securities Act, covering the Registrable Securities, which registration statement shall be kept in effect in the manner and for the period specified in Section 7.5(c)(ii).

As used herein, the term "Registrable Securities" shall mean (a) the BE Stock at any time outstanding and that are owned by any of the Shareholders or by other Persons granted similar rights as provided in this Section 7.5, (b) any shares of common stock or other securities issued as (or issuable upon the conversion or exercise of any warrant, right, class of common stock or other security which is issued as) a dividend or other distribution with respect to, or in exchange by the Company generally for, or in replacement by the Company generally of, such BE Stock, and (c) any securities issued in exchange for such BE Stock in any merger or reorganization of the Company; provided, however, that once issued, such BE Stock and other securities shall cease to be

Registrable Securities when (i) a registration statement with respect to the sale of such securities shall have become effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) they shall have been sold pursuant to Rule 144 or shall no longer be subject to restriction on resale due to the termination of the holding period requirements (as in effect from time to time) of Rule 144, or (iii) they shall have ceased to be outstanding. The Shareholders and the Escrow Agent shall be required to sell as many shares of BE Stock in the Public Offering (defined as the Company's registering any BE Stock for its own or others' account under the Securities Act for a public offering as the underwriter(s) and the Company shall request, up to the entire amount of BE Stock received by them in connection with the transactions contemplated hereby (including shares held in escrow pursuant to the arrangements described in Section 2.4 hereof). The Public Offering will comply with the prospectus delivery requirements of the Securities Act with respect to any registration statement filed pursuant to this Agreement. Each Shareholder agrees to make customary representations and warranties to the Company and the underwriters or distributors, if any, in form, substance and scope as are customarily made as to ownership of stock by selling stockholders in underwritten public offerings, but each Shareholder shall not be required to make any representation or warranty as to the accuracy or completeness of the registration statement (except as to written information furnished to the Company by such Shareholder expressly for use therein).

                  (b) Expenses. The Company shall pay all expenses incident to the Company's performance of or compliance with its obligations under this
Section 7.5 to effect the registration of Registrable Securities required hereunder, including, without limitation, all registration, filing, securities exchange listing and NASDAQ fees, all registration, filing, qualification and other fees and expenses of complying with federal, state and other securities or blue sky laws, all word processing, duplicating and printing expenses, messenger, shipping, telephone and delivery expenses, the fees and disbursement of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "cold comfort" letters required by or incident to such performance and compliance, and fees and expenses of other Persons retained by the Company in connection with the registration of the Registrable Securities but excluding any legal fees and expenses of counsel retained by the holders of the Registrable Securities being registered (with the sole exception of the fees for special counsel to the holders of all Registrable Securities selected by a majority in interest thereof, up to a maximum of $10,000), and further excluding any underwriting discounts and commissions and transfer taxes, if any, in respect of Registrable Securities, which discounts, commissions and taxes in respect of Registrable Securities shall be payable by the holders thereof (in the case of an underwritten offering and the underwriter's discounts, commissions, or re-allowances pro rata among such holders in proportion to the number of Registrable Securities being sold by them).

                  (c) Further Obligations.  The Company shall:

                      (i) prepare, and file with the SEC, the registration statement on Form S-3 to effect such registration (including such audited financial statements as may be required by the Securities Act) and use commercially reasonable efforts to cause such registration statement to become effective in the time frame outlined in Section 7.5(a).

                      (ii) prepare, and file with the SEC, such amendments and supplements to the registration statement referred to above and any prospectus used in connection therewith as may be necessary to maintain the effectiveness of such registration statement and to comply in all material respects with the requirements of the Securities Act with respect to the disposition of all Registrable Securities included in such registration statement, in accordance with the intended methods of disposition thereof, until the earlier of (A) such time as all of such securities have been disposed of in accordance with the intended methods of disposition by the seller or Shareholders thereof set forth in such registration statement or (B) with respect to any registration statement filed pursuant to Section 7.5, the date one hundred twenty (120) days from the Closing Date.

                      (iii) enter into an underwriting agreement in customary form and on customary terms with an underwriter of national stature selected by the Company and promptly notify in writing each holder of Registrable Securities and the underwriter or underwriters, if any:

                            (A) when such registration statement or any
prospectus used in connection therewith, or any amendment or supplement thereto, has been filed and, with respect to such registration statement or any post-effective amendment thereto, when the same has become effective;

                            (B) of any written request by the SEC or any other
regulatory body or other body having jurisdiction over the securities for amendments or supplements to such registration statement or prospectus or for supplemental information;

                            (C) of the notification to the Company by the SEC of
its initiation of any proceeding with respect to the issuance by the SEC of any stop order suspending the effectiveness of such registration statement; and

                            (D) of the receipt by the Company of any
notification with respect to the suspension of the qualification of any Registrable Securities for sale under the applicable securities or blue sky laws of any jurisdiction;

                      (iv) furnish to each holder of Registrable Securities included in the registration statement such number of conformed copies of the registration statement and of each amendment and supplement thereto (in each case including all exhibits and documents incorporated by reference), such number of copies of the prospectus contained in such registration statement (including each preliminary prospectus and any prospectus supplement) and any other prospectus filed under Rule 424 promulgated under the Securities Act relating to such holder's Registrable Securities, and such other documents, as such seller may reasonably request to facilitate the disposition of such holder's Registrable Securities;

                      (v) use commercially reasonable efforts to register or qualify all Registrable Securities included in the registration statement under such other securities or blue sky laws of such jurisdictions as each holder thereof shall reasonably request which request is made within ten (10) days following the original filing of the registration statement and to keep such registration or qualification in effect for so long as the registration statement remains in effect, and take any other action which may be reasonably necessary or advisable to enable such holder to consummate the disposition in such jurisdictions of the Registrable Securities owned by such holder, except that the Company shall not for any such purpose be required (a) to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this paragraph (v) to be obligated to be so qualified, (b) to consent to general service of process in any such jurisdiction or (c) to subject itself to taxation in any such jurisdiction by reason of such registration or qualification; and

                      (vi) use its commercially reasonable efforts to obtain withdrawal of any order suspending the effectiveness of a registration statement, or the lifting of any suspension of qualification (or exemption from qualification) of the offer and sale of any of the Registrable Securities in any jurisdiction.


         The Company may require each Person whose Registrable Securities are being registered to, and each such holder, as a condition to including Registrable Securities in such registration, shall, furnish the Company and any underwriters with such information and affidavits regarding such holder and the distribution of such securities as the Company and such underwriters may from time to time reasonably request in writing and to otherwise cooperate in connection with such registration. At any time during the effectiveness of the registration statement covering Registrable Securities offered by a holder, if such holder becomes aware of any change materially affecting the accuracy of the information contained in such registration statement or the prospectus (as then amended or supplemented) relating to such holder, such holder will promptly notify in writing the Company of such change.

         Upon receipt of any notice from the Company of the happening of any event as a result of which any prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, each holder of Registrable Securities will forthwith discontinue such holder's disposition of Registrable Securities pursuant to the registration statement until such holder receives copies of a supplemented or amended prospectus from the Company and, if so directed by the Company, shall deliver to the Company (at the Company's expense) all copies, other than permanent file copies, then in such holder's possession of the prospectus relating to such Registrable Securities current at the time of receipt of such notice. In the event the Company shall give any such notice, the period referred to in paragraph (ii) of this Section 7.5(c) shall be extended by a number of days equal to the number of days during the period from the giving of such notice from the Company to stop trading to the date when the copies of the supplemented or amended prospectus are sent to holders whose Registrable Securities are included in such registration statement. In the event that the SEC issues a stop order suspending the effectiveness of any registration statement filed under this
Section 7.5, the period referred to in paragraph (ii) of this Section 7.5(c) shall also be extended by a number of days equal to the number of days during which such stop order is in effect.

         Each Shareholder agrees in connection with any registration of the Company's securities that, upon request of the underwriters managing any underwritten offering of the Company's securities, not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Securities (other than those included in such registration), without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters. Notwithstanding anything to the contrary contained herein, the Company may, upon written notice to the Shareholders whose Registrable Securities are included in any registration statement filed pursuant to this Agreement, suspend the use of a prospectus which is a part of such registration statement if, in the reasonable judgment of the Company, the Company possesses material nonpublic information and the Company determines in good faith that the disclosure of such information would have a material adverse effect on the Company to consummate any pending strategic transaction; provided that the Company may not suspend any use of a prospectus for more than an aggregate of 90 consecutive days or for an aggregate of 180 days in any period of twelve consecutive months. This paragraph shall not in any way impair or limit the rights of the Shareholders to require the Company to purchase any or all of the unsold shares of BE Stock pursuant to Section 2.5.

                  (d) Indemnification.

                      (i) The Company shall, to the full extent permitted by Law, indemnify and hold harmless each seller of Registrable Securities included in any registration statement filed pursuant to this Section 7.5, its directors, officers, and partners, and each other Person, if any, who controls any such seller within the meaning of the Securities Act, against any Losses to which such seller or any such director, officer, partner or controlling Person may become subject under the Securities Act or otherwise, insofar as such Losses (or claims, actions, suits, proceedings, arbitration or investigations in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in such registration statement, any preliminary prospectus, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading; provided, that the Company shall not be liable in any such case to the extent that any such Loss (or any claim, action, suit, proceeding, arbitration or investigation in respect thereof) arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such registration statement, preliminary prospectus, final prospectus, amendment or supplement in reliance upon and in conformity with information furnished in writing to the Company for inclusion in such registration statement by the holder of the securities. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the holders of the securities or any such director, officer, partner or controlling Person, and shall survive the transfer of such securities by such holder.

                      (ii) Each Person and Shareholder whose Registrable Securities are included or are to be included in any registration statement filed pursuant to this Section 7.5, as a condition to including such holder's Registrable Securities in each registration statement, shall to the full extent permitted by Law, indemnify and hold harmless the Company, its directors and officers, and each other Person, if any, who controls the Company within the meaning of the Securities Act, against any Losses to which the Company or any such director or officer or controlling Person may become subject under the Securities Act or otherwise, insofar as such Losses (or claims, actions, suits, proceedings, arbitrations or investigations in respect thereof) arise out of or are based upon any untrue statement of any material fact contained in any such registration statement, any preliminary prospectus, final prospectus or prospectus supplement contained therein or filed with the SEC, or any amendment or supplement thereto, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, if such untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to the Company for inclusion in such registration statement by such seller. Notwithstanding any contrary provision of Section 10, the indemnification obligation of the Shareholders and holders of said Registrable Securities under this Section 7.5(d) shall in no way be limited to (and the Company shall not be constrained to seek in response to any failure to provide indemnity pursuant to this Section 7.5(d)) recourse against Escrowed Shares. The foregoing indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of the Company or any such director, officer or controlling Person and shall survive the transfer of such securities by such seller. Such holders shall also indemnify each other Person who participates (including as an underwriter) in the offering or sale of Registrable Securities, their officers and directors and each other Person, if any, who controls any such participating Person within the meaning of the Securities Act to the same extent as provided above with respect to the Company.

                      (iii) Promptly after receipt by any party of notice of the commencement of any action or proceeding involving a claim referred to in the preceding paragraphs (i) or (ii) of this Section 7.5(d), such party shall, if a claim in respect thereof is to be made against another party pursuant to such paragraphs, give written notice to the latter of the commencement of such action, provided that any failure of any Person to give notice as provided herein shall not relieve any other Person of its obligations under the preceding paragraph of this Section 7.5(d), except to the extent that such other Person is actually prejudiced by such failure. In case any such action is brought, the party obligated to indemnify pursuant to the foregoing provisions of this
Section 7.5(d) shall be entitled to participate in and, unless, in the reasonable judgment of any indemnified party, a conflict of interest between such indemnified party and any indemnifying party exists with respect to such claim, to assume the defense thereof, jointly with any other indemnifying party similarly notified to the extent that it may wish, with counsel reasonably satisfactory to such indemnified party, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof other than reasonable costs of investigation; provided that the indemnified party may participate in such defense at the indemnified party's expense. No indemnifying party shall consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each indemnified party of a release from all liability in respect to such claim or litigation without the consent of the indemnified party. No indemnifying party shall be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld.

                      (iv) If the indemnity and reimbursement obligation provided for in any paragraph of this Section 7.5(d) is unavailable or insufficient to hold harmless a party entitled to indemnification hereunder in respect of any Losses (or claims, actions, suits, proceedings, arbitrations or investigations with respect thereto) for which indemnification is provided therein, the party obligated to indemnify hereunder shall contribute to the amount paid or payable by the indemnified party as a result of such Losses (or claims, actions, suits, proceedings, arbitration or investigations) in such proportion as is appropriate to reflect the relative fault of the indemnifying party on the one hand and the indemnified party on the other hand in connection with statements or omissions which resulted in such Losses, as well as any other relevant equitable considerations. Relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the indemnifying party or the indemnified party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The parties hereto agree that it would not be just and equitable if contributions pursuant to this paragraph were to be determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the first sentence of this paragraph. Notwithstanding anything herein to the contrary, no participating holder of Registrable Securities shall be required to contribute any amount in excess of the amount by which the net proceeds of the offering (before deducting expenses, if any) received by such participating holder exceeds the amount of any damages that such participating holder has otherwise been required to pay by reason of such untrue or allegedly untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person not guilty of such fraudulent misrepresentation.


         7.6 Release or Indemnity for Personal Guarantee. The Company and Delco shall use commercially reasonable efforts to obtain releases of any personal guarantees by Felix Jakobi of any capitalized leases or other Liabilities of Delco that the Company shall assume or that continue unpaid on and after the Closing Date. The Company shall indemnify such guarantor from any Losses incurred pursuant to such personal guaranties after the Closing Date unless otherwise provided in this Agreement.

         7.7 Tax Matters. Delco shall, and the Shareholders shall cause Delco to, accrue no transaction expenses of Delco before the Closing Date to the extent permitted by Law. To the extent that a Shareholder receives any tax benefit on account of the accrual before the Closing Date of transaction expenses, then the Shareholder shall be obligated to pay over to the Company immediately the amount of such tax benefit, determined based on the Shareholder's marginal tax rates, and until such payment is delivered to the Company, such Shareholder shall hold any proceeds of such tax benefit in trust for the benefit of the Company. No new elections with respect to Taxes, or any changes in current elections with respect to Taxes, relating to or affecting Delco will be made by Delco or the Shareholders after December 31, 2000 without the prior written consent of the Company. On or prior to the Closing Date, the Shareholders will provide the Company, at the Company's request, with all clearance certificates or similar documents that may be required by any state, local or other Taxing authority in order to relieve the Company of any obligation to withhold or escrow any portion of the Reference Price and to evidence compliance by Shareholders and Delco with the obligations under Section
6. On or prior to the Closing Date, the Shareholders will furnish to the Company an affidavit stating, under penalty of perjury, Delco's and each of the Shareholders' United States tax identification numbers and that no Shareholder is a foreign person, pursuant to Section 1445(b)(2) of the Code.

         7.8 Confidentiality. The existence of this Agreement or its negotiation, terms or provisions, shall be kept confidential by the Shareholders, Delco, and each of their representatives except to the extent that the existence of this Agreement or its terms and provisions, as the case may be, shall have been previously publicly disseminated by the Company or filed with the SEC as a public document. Any publicity or announcements concerning this transaction shall be effected only by or with the prior written consent of the Company and its legal counsel and at such times and in such manner as the Company deems necessary or appropriate under applicable law provided, however, the parties hereby consent to publication or dissemination of the names of the parties and the kind and amount of the transaction in tombstone advertising by the other parties or representatives thereof.

         7.9 Employees. The Secured Promissory Notes issued by Messrs. David Timmerman and Del Warren in favor of Delco shall be rewritten in form and substance as acceptable to the Company on substantially the terms and conditions stated on Exhibit D-1 (a) and (b) and D-2 (a) and (b), respectively.


         7.10 ERISA Compliance. The Shareholders shall be responsible for the timely administration, operation, preparation, delivery and filing with the appropriate recipient(s) of any and all returns, notices, statements, valuations, allocations, forms and testing for all Employee Benefit Plans and shall be responsible for the payment of all fees, expenses, and costs, including, but not limited to, attorneys' fees, accountants' fees and consulting fees, incurred in connection with the preparation of the annual administration of the ESOP and all Employee Benefit Plans for all plan years ending before the Closing Date. The minimum $200,000 threshold for liability of the

Shareholders to Company Indemnified Parties provided for in Section 10 of this Agreement shall not apply to this Section 7.10.


Section 8.  ACKNOWLEDGEMENT REGARDING EMPLOYEE BENEFIT
            PLAN; THIRD PARTIES.

         8.1 Nothing in this Agreement will limit or restrict in any way the Company's right to cause Delco to modify, amend, terminate or establish Employee Benefit Plans or arrangements in whole or in part at any time after the Closing Date and this Agreement will not, in any way or at any time, create any third party beneficiary rights for or on behalf of any Person. The agreements contemplated by this Agreement and referred to herein, constitute independent and separate obligations of the parties thereto and are not merged herein. No party to such other agreements, and no Person except in his or its capacity as a party hereto is in any way intended to benefit herefrom, and no implication thereof is intended.

Section 9.  CONCURRENT DELIVERIES.

         9.1 Deliveries by Delco or the Shareholder's Representative. The Shareholders shall deliver to the Company documents concurrently with the execution and delivery of this Agreement each of the following:

                  (a) all consents, releases, waivers and other documentation required in order for the Shareholders and the Trustee to transfer and deliver all of the Delco Shares to the Company and to fulfill their other obligations hereunder and the Administrative Committee shall have obtained the waiver by Delco of its right of first refusal to purchase the ESOP Shares and the Trustee shall have obtained all consents determined by the Administrative Committee necessary or appropriate to accomplish the transactions contemplated by this Agreement and the Escrow Agreement and other assurances of the truth of the matters in representations and warranties;

                  (b) any relevant Shareholder shall deliver to the Company an executed counterpart of each of the Company Ancillary Agreements to which such Shareholder is a signatory;

                  (c) the resignations, effective as of the Closing, of each of the directors, officers, signing agents and attorneys-in-fact of Delco on the Closing Date other than those whom the Company has specified in writing at least five business days prior to the Closing to continue in such capacities;

                  (d) spousal consents substantially in the form attached hereto as Exhibit A, executed by the respective spouse, if any, of each Shareholder;

                  (e) a good standing certificate for Delco from the Secretary of State of the State of its incorporation or formation dated a reasonable time before the Closing Date;

                  (f) the Escrow Agreement, dated the Effective Date, executed by the Shareholders, together with any counterparts signed by the Escrow Agent and blank stock powers executed by such Shareholder with respect to the Escrowed Shares;

                  (g) an opinion by Delco's counsel, in the form and substance as set forth in Exhibit E attached hereto, addressed to the Company, and dated as of the Closing Date; and

                  (h) signature cards executed in blank for all Delco bank accounts acceptable to each bank where Delco maintains an account;

                  (i) certified copies of all Delco Board of Director resolutions authorizing and approving a freeze of benefits accruals under the ESOP, together with executed amendments and notices approved in those resolutions that effectuate a freeze of benefit accruals under the ESOP as of a date prior to the Closing Date and provide that employer contributions after such date shall be wholly in the discretion of Delco;

                  (j) certified copies of all Administrative Committee minutes documenting the Administrative Committee's approval of this Agreement and the transactions contemplated by this Agreement, together will all documents the Administrative Committee relied upon in such approval, which shall include, but not be limited to, a copy of the Opinion, the Administrative Committee's determination that a pass through of the voting rights to Participants and Beneficiaries under Article IX of the ESOP was not necessary and a confirmation that the Administrative Committee has satisfied itself that Delco has made all accrued contributions to the ESOP through the Closing Date.

                  (k) Forms W-9 signed and completed by each individual party to a Non-Compete Agreement.


         9.2 Deliveries to the Shareholders. The Company shall deliver to the Shareholders each of the following documents concurrently with the execution and delivery of this Agreement:

                  (a) the Escrow Agreement, dated effective February 24, 2001, executed by the Company; and

                  (b) a copy of the certificate or certificates or book entry records representing the BE Stock to be delivered to Escrow Agent pursuant to
Section 2.2 or an irrevocable instruction to the transfer agent to issue such shares.

                  (c) forward to each of Mr. Jakobi and Mr. Campanelli by wire transfer next day available funds, the monetary consideration enumerated in each of their Non-Compete Agreements

         9.3 Deliveries to or by others. The ESOP and the Administrative Committee shall deliver to the Company, Delco and the Shareholder's Representative written confirmation that the ESOP and the Administrative Committee have received the Opinion set forth in Section 4.36 above and that the Administrative Committee has made the independent confirmation described in
Section 4.16. The Administrative Committee and the Management Group shall deliver to the Company, Delco and the Shareholder's Representative a certificate signed by the Management Group and the Administrative Committee stating that all Employee Benefit Plans have been administered and operated in accordance with the terms of such Plans and the Law at all times prior to the Closing Date.

Section 10.  REMEDIES FOR BREACHES OF THIS AGREEMENT.

         10.1 Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in Section 4 and Section 5 of this Agreement or in any certificate delivered by the Shareholders pursuant to this Agreement will survive the Closing and continue in full force and effect until the third anniversary of the Closing Date; provided, however, that (a) the representations and warranties contained in Sections 4.2 (Authorization of Transaction), 4.4 (Capitalization), 4.13 (Title and Related Matters), shall continue in full force and effect forever; and (b) the representations and warranties contained in Sections 4.10 (Tax Matters), 4.16 (Employee Benefits),
4.17 (Environmental Matters), and 7.3 (Non-Compete), or contained in any certificate delivered by the Shareholders relating thereto, and any Tax-related liabilities pursuant to Section 6 hereof shall remain in full force and effect until 30 days after the expiration of the applicable statute of limitations with respect to the matter to which the claim relates, as such limitation period may be extended from time to time. Notwithstanding anything to the contrary in
Section 10, any alleged breach or actual breach of Section 7.3 and/or of the Non-Compete Agreements are not subject to any of the provisions of this Section 10.

         10.2  Indemnification Provisions for Benefit of the Company.

                  (a) Notwithstanding any investigation at any time made by or on behalf of the Company or any knowledge or information the Company may have or be deemed to have, in the event the Shareholders breach (or in the event a third party alleges facts that, if true, would mean the Shareholders have breached) any of their representations, warranties or covenants contained in this Agreement or any certificate delivered by the Shareholders pursuant to this Agreement, and provided that the Company makes a written claim for indemnification against the Shareholders Representative prior to the expiration of any applicable survival period, then the Shareholders shall indemnify, defend and hold harmless the Company and Delco from and against the entirety of any and all Liabilities, obligations, judgments, Liens, injunctions, charges, orders, decrees, rulings, damages, dues, assessments, Taxes, losses, fines, penalties, expenses, fees, costs, amounts paid in settlement (including reasonable attorneys' and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action (collectively, "Losses") suffered or incurred by the Company, Delco, or any of their Affiliates, or any of their respective stockholders, directors, officers, employees and agents (collectively, the "Company Indemnified Parties"), resulting from or arising out of (i) the inaccuracy or breach of any representation or warranty made by Shareholders, or resulting from any misrepresentation or breach of warranty, or from any misrepresentation in or omission from any schedule, document, certificate or other instrument required to be furnished by Shareholders hereunder; (ii) nonfulfillment of any agreement or covenant of Shareholders contained herein or in any agreement or instrument required to be entered into in connection herewith; (iii) notwithstanding anything to the contrary in this Agreement or in any other document, including the ESOP and any amendments thereto, any claim brought against the Company, Delco, or Affiliates of either Delco or the Company, or any fiduciary of Delco for which the fiduciary seeks indemnification from Delco under the ESOP or any other Employee Benefit Plan, for actions or failures to act with respect to the ESOP or Employee Benefit Plan prior to the Closing Date, alleging either (A) that the consideration payable to the ESOP (or any Participant or Beneficiary) is unfair or inadequate or that the ESOP (or such Participant or Beneficiary) was damaged or suffered any Losses in connection with this Agreement or any transaction contemplated hereby, or (B) that the ESOP, any Employee Benefit Plan of Delco or any Participant or Beneficiary of the ESOP or any Employee Benefit Plan of Delco was damaged or suffered any Losses in connection with the administration or operation of the ESOP or any Employee Benefit Plan of Delco arising out of actions or failures to act occurring prior to the Closing Date; and (iv) any Taxes imposed on or accrued by Delco for taxable periods (or portions thereof) prior to the Closing Date.

                  (b) The liability of the Shareholders hereunder shall be joint and several provided however, notwithstanding any other provision of this
Section 10 to the contrary, the aggregate liability of any Shareholder to the Company Indemnified Parties under this Section 10 shall not exceed the aggregate Net Proceeds received by each Shareholder upon resale of their BE Stock as such Net Proceeds may be adjusted for any payment made pursuant to Sections 2.2(b)(ii) and 2.5; provided however as to Mr. Jakobi, his limit of liability shall be the sum of $4,200,000, plus his Net Proceeds as adjusted, and as to Mr. Campanelli, his limit of liability shall be the sum of $150,000 plus his Net Proceeds as adjusted. Subject to Section 10.4, the liability of Shareholders pursuant to this Section 10.2 shall be limited, in the aggregate, to $4,350,000. Subject to Section 10.4, the Shareholders will be obligated to indemnify, defend and hold harmless the Company Indemnified Parties from and against Losses only if the aggregate amount of such Losses exceeds $200,000 (in which case Shareholders shall be obligated to indemnify, defend and hold harmless the Company Indemnified Parties from and against 100% of such Losses, including, without limitation, the initial $200,000). The Company Indemnified Parties' reimbursement under an indemnity by Shareholders (excluding insurance proceeds) will not be greater than the Company Indemnified Parties' after tax Losses.

                  (c) In the event Company Indemnified Parties assert any claim against the Shareholders under this Agreement, such claim will be first made against the Escrowed Shares or proceeds from the sale thereof to the extent such assets are still existing in the Escrow. To the extent such claim exceeds the amount held in Escrow at anytime during the pendency of said claim, Company Indemnified Parties shall not be prevented or restrained by this Section 10.2(c) from pursuing and/or satisfying such claim to the extent said claim exceeds the amount held in Escrow from the assets of the Shareholders outside of Escrow. Nothing stated in the preceding sentence shall prevent or inhibit Company Indemnified Parties from seeking or enforcing against the

Shareholders Company Indemnified Parties' rights for specific performance or equity, as well as for actions based in fraud.

         10.3 Indemnification Provisions for Benefit of the Shareholders. Notwithstanding any investigation at any time made by or on behalf of the Shareholders or any knowledge or information the Shareholders may have or be deemed to have, in the event the Company breaches (or in the event any third party alleges facts that, if true, would mean the Company has breached) any of its representations, warranties or covenants contained in this Agreement, and provided that the Shareholders make a written claim for indemnification against the Company, then the Company will indemnify the Shareholders or the Trustee and against the entirety of any Losses the Shareholders (collectively, the "Shareholder Indemnified Parties") may suffer or incur resulting from, arising out of, relating to, in the nature of or caused by such breach. Subject to
Section 10.4, the liability of the Company pursuant to this Section 10.3 shall be limited, in the aggregate, to $4,350,000. Company will be obligated to indemnify, defend and hold harmless the Shareholder Indemnified Parties from and against Losses only if the aggregate amount of such Losses exceeds $200,000 (in which case Company shall be obligated to indemnify, defend and hold harmless the Shareholder Indemnified Parties from and against 100% of such Losses, including, without limitation, the initial $200,000). Notwithstanding the above, any alleged breach of the employment offer letters to any member of the Management Group are not subject to the Provisions of Section 10.

         10.4   Exception to Limits on Indemnification.

                  (a) Shareholders' Liability to Company Indemnified Parties. The maximum limits on the liability of Shareholders to Company Indemnified Parties set forth in Section 10.2 above shall not apply to the representations and warranties in Sections 4.2 (Authorization of Transaction), 4.4 (Capitalization), 4.13 (Title and Related Matters) which shall be capped at $19,650,000, 4.17 (Environmental Matters) which shall be capped at $15,000,000, or 4.10 (Tax Matters), and any Tax-related liabilities pursuant to Section 6 hereof which shall be capped at $19,650,000, and any costs or expenses related to the foregoing matters, including but not limited to attorneys' fees and costs, incurred by Company Indemnified Parties to enforce their rights under
Section 10. The minimum threshold on the liability of the Shareholders to Company Indemnified Parties set forth in Section 10.2 above shall not apply to Shareholders indemnity and defense obligations to Company Indemnified Parties provided for in Section 10.2(a)(iii), and in Section 10.2(iv) for Losses resulting from the audit of Delco's Tax Returns for the fiscal year 1998 (as described on Schedule 4.10(g)) and forward.

                  (b) Shareholders Indemnity for Environmental Matters and Environmental Insurance. Shareholders may secure insurance coverage for Losses and defense costs arising from Environmental Matters. If said insurance coverage specifically identifies the Company and Delco as insureds or additional named insureds, any insurance proceeds actually received by the Company and/or Delco under said insurance coverage, less any expenses incurred in obtaining the benefits of coverage, will serve as an offset against the liability of the Shareholders to Company Indemnified Parties for Losses under Section 4.17 (Environmental Matters), but only at the time and to the extent such insurance proceeds are actually received. Notwithstanding the foregoing, Shareholders will remain responsible for all indemnifiable Losses incurred by the Company and/or Delco, and any failure or delay of any insurer to provide the benefits of coverage shall in no way limit, reduce or otherwise affect Shareholders' liability hereunder. The Company and Delco will have the right, but not the obligation, to file suit or otherwise enforce any rights it or they may have under any such insurance. Shareholders will promptly provide to the Company and Delco proof of any insurance, if and when obtained. Notwithstanding the $15,000,000 cap for Shareholders indemnity liability for Environmental Matters, Company Indemnified Parties shall be entitled to received and keep all proceeds from insurance for such matters even if such Company Indemnified Parties' actual receipt of monies exceeds the aggregate of the $15,000,000 Shareholder liability cap.

                  (c) The maximum limits on the liability of the Company to Shareholder Indemnified Parties set forth in Section 10.3 shall not apply to the representations and warranties in Sections 5.2 (Authorization of Transaction),
5.4 (Broker's Fees), 5.6 (Status of BE Stock), 2.5 (Guarantied Proceeds; Mandatory and Optional Cash Payments) (which should be capped in the aggregate at the Net Consideration), 7.5 (Registration Rights) and any costs or expenses related to the foregoing matters, including but not limited to attorneys' fees and costs, incurred by Shareholder Indemnified Parties to enforce their rights under Section 10.

         10.5 Indemnification Procedures. Except for claims for indemnification made pursuant to Section 7.5(d) hereof, which claims shall follow the procedures set forth in such Section, if any third party notifies any party hereto (the "Indemnified Party") with respect to any matter that may give rise to a claim for indemnification against the other party hereto (the "Indemnifying Party") under this Section 10, then the Indemnified Party will notify the Indemnifying Party thereof promptly and in any event within 30 days after receiving any written notice from a third party; provided, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party will relieve the Indemnifying Party from any obligation hereunder unless, and then solely to the extent that, the Indemnifying Party is prejudiced thereby. Once the Indemnified Party has given notice of the matter to the Indemnifying Party, the Indemnified Party may defend against the matter in any manner it reasonably may deem appropriate; provided that in the event the Indemnifying Party notifies the Indemnified Party within 30 days after the date the Indemnified Party has given notice of the matter that the Indemnifying Party is assuming the defense of such matter (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party; (b) the Indemnified Party may retain separate counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of such separate co-counsel to the extent the Indemnified Party concludes in good faith that the counsel the Indemnifying Party has selected has a conflict of interest); (c) the Indemnified Party will not consent to the entry of a judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld or delayed unreasonably); and (d) the Indemnifying Party will not consent to the entry of a judgment with respect to the matter or enter into any settlement that does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party (not to be withheld or delayed unreasonably).

         10.6 Specific Performance. Each of the parties acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions in Sections 7.3 and 10.7 of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of Sections 7.3 and 10.7 of this Agreement and to enforce specifically those sections of this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter in addition to any other remedy to which it may be entitled, at law or in equity.

         10.7  Arbitration.

                  (a) Generally. Except solely as set forth in Sections 2.3 and 7.3, the parties agree that when any claim or controversy that arises out of or relates to this Agreement, or the breach thereof arises, in lieu of litigation, they shall submit such claim, dispute or controversy, or difference or question to be finally settled under the Commercial Arbitration Rules ("Rules") of the American Arbitration Association (the "AAA") by an arbitral tribunal composed of three arbitrators, at least one of whom shall be an attorney experienced in corporate transactions, appointed by agreement of the parties in accordance with said Rules. In the event the Parties fail to agree upon a panel of arbitrators from the first list of potential arbitrators proposed by the AAA, the AAA will submit a second list in accordance with said Rules. In the event the parties shall have failed to agree upon a full panel of arbitrators from said second list, any remaining arbitrators to be selected shall be appointed by the AAA in accordance with said Rules. If, at the time of the arbitration, the parties agree in writing to submit the dispute to a single arbitrator, said single arbitrator shall be appointed by agreement of the parties in accordance with the foregoing procedure, or, failing such agreement, by the AAA in accordance with said Rules. Any party may commence the foregoing arbitration proceedings by notice to all other parties.

                  (b) Place of Arbitration. The venue of such arbitration shall be either Orange County or Los Angeles County, California, or any other place mutually agreed to by the Company and Shareholders' Representative, provided however if the party initiating arbitration is a Shareholder or a successor or assign, the venue shall be Orange County. If the party initiating the arbitration is Delco or the Company or their successors and assigns, the venue shall be Los Angeles County.

                  (c) Recourse to Courts. Subject to Section 10.6, the parties hereby waive any right of appeal to any court on the merits of the dispute. The provisions of this Section 10.7 may be enforced in any court having jurisdiction over the award or any of the parties or any of their respective assets, and judgment on the award (including without limitation equitable remedies) granted in any arbitration hereunder may be entered in any such court. Nothing contained in this Section 10.7 shall prevent any party from seeking interim measures of protection in the form of pre-award attachment of assets or preliminary or temporary equitable relief.

                  (d) Decision of Arbitral Tribunal. In the event of a dispute between the parties hereunder, the Shareholders' Representative and the Company's representative shall each present an offer of settlement, which shall address all issues in dispute such that adoption of such offer of settlement would conclusively settle all items then in dispute. The arbitral tribunal shall be limited in its decision to choosing one of the two offers of settlement presented to it that the arbitral tribunal determines to be most fair, and that offer of settlement shall constitute the settlement of the claims, dispute and other matters. The decision of the arbitral tribunal shall be final and binding on the parties and non-appealable. The party whose offer of settlement is not chosen by the arbitral tribunal shall pay all of the expenses of the arbitration, including reasonable attorney fees and costs of the prevailing party related thereto, which, in the event the Shareholders are held responsible for any such expenses prior to the Escrow termination date, shall be subject to satisfaction by application of the Escrowed Shares pursuant to Sections 2.2 and
10.2 and Article 4 of the Escrow Agreement. Subject to Section 10.10, the non-prevailing Party shall pay the Arbitration award within seven business days of their receipt of said award.

         10.8 Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE SHAREHOLDERS, DELCO AND THE COMPANY HEREBY WAIVE, AND COVENANT THAT HE, SHE OR IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING OUT OF OR PASSED UPON THIS AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE.

         10.9 Exclusive Remedy. Except as otherwise provided in this Agreement, the indemnification provisions under this Section 10 shall provide the sole and exclusive remedy for any and all Losses sustained or incurred by the Company, the Shareholders, Delco or their respective successors and assigns other than for specific performance, equitable actions and fraud. Notwithstanding anything to the contrary in this Agreement, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement other than rescission predicated upon fraud.

         10.10 Time for Indemnity Payments. Any payment obligation of any Shareholders to Company Indemnified Parties under Section 10 shall be paid to Company Indemnified Parties upon demand as follows:

                  (a) except as to Mr. Jakobi, seventy percent (70%) of Company Indemnified Parties' Losses shall be paid by Shareholders within seven (7) business days of delivery of said demand to Shareholders Representative, unless Shareholders Representative has submitted said demand, as applicable, to arbitration pursuant to Section 10.7, in which case payment by each of the Shareholders to Company Indemnified Parties shall be made within seven (7) business days of the date of any applicable arbitration award;

                  (b) except as to Mr. Jakobi, thirty percent (30%) of Company Indemnified Parties' Losses shall be paid by Shareholders within ninety (90) days of delivery of said demand to Shareholders Representative, unless Shareholders Representative has submitted said demand, as applicable, to arbitration pursuant to Section 10.7, in which case payment by each of the Shareholders to Company Indemnified Parties shall be made within ninety (90) days of the date of any applicable arbitration award;

                  (c) as to Mr. Jakobi, eighty percent (80%) of Company Indemnified Parties' Losses shall be paid by Mr. Jakobi within seven (7) business days of delivery of said demand to Shareholders Representative, unless Shareholders Representative has submitted said demand, as applicable, to arbitration pursuant to Section 10.7 in which case payment by each of the Shareholders to Company Indemnified Parties shall be made within seven (7) business days of the date of any applicable arbitration award; and

                  (d) as to Mr. Jakobi, twenty percent (20%) of Company Indemnified Parties' Losses shall be paid by Mr. Jakobi within ninety (90) days of delivery of said demand to Shareholders Representative, unless Shareholders Representative has submitted said demand, as applicable, to arbitration pursuant to Section 10.7, in which case payment by each of the Shareholders to Company Indemnified Parties shall be made within ninety (90) days of any applicable arbitration award;

Section 11.  MISCELLANEOUS.

         11.1 Press Releases and Announcements. No party will issue any press release or announcement relating to the subject matter of this Agreement without the prior approval of the other party, not to be unreasonably withheld; provided, that the Company may make any public disclosure it believes in good faith is required by Law or by the rules and regulations of any stock exchange on which the securities of such party are listed.

         11.2 Expenses; Transfer Taxes. Subject to all of the representations, warranties and obligations of the Shareholders under this Agreement, expenses of Delco, including expenses and costs of legal counsel, related to the transactions contemplated by this Agreement and the Ancillary Agreements on the part of the Shareholders or Delco will be accrued on Delco's balance sheet as of Closing and paid by Delco post-Closing. The approximate amount thereof is set forth on Schedule 11.2. The Shareholders will be responsible for the payment of all sales, use, transfer, documentary or stamp taxes and recording and filing fees applicable to the assignment of Delco Shares to the Company, and the Company assumes no obligation for, and the Shareholders shall be solely liable for, any costs related to Taxes on any distributions or payments to the Shareholders in any capacity, or to any other Taxes on any payment made to or for the benefit of any Shareholder or Delco in any capacity in connection with the transaction contemplated by this Agreement or any of the Ancillary Agreements. Notwithstanding the above, the Company shall have no liability or obligation to pay any transaction expense not set forth on Schedule 11.2.

         11.3 Remedies. Any party having any rights under any provision of this Agreement will have all rights and remedies set forth in this Agreement and all rights and remedies that such party may have been granted at any time under any other agreement or contract and all of the rights that such party may have under any Law. Any such party will be entitled to enforce such rights specifically, without posting a bond or other security, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

         11.4 Consent to Amendments. The provisions of this Agreement may be amended or waived only by a written agreement executed and delivered by the Shareholders' Representative (on behalf of all Shareholders) and the Company, or by the Shareholder to be bound and benefited thereby and the Company. No other course of dealing between the parties to this Agreement or any delay in exercising any rights hereunder will operate as a waiver of any rights of such parties.

         11.5 Successors and Assigns. No Shareholder, Participant or Beneficiary may assign or delegate any of such party's rights or obligations under or in connection with this Agreement or any Ancillary Agreement without the written consent of the Company, and no assignment by a Shareholder, Participant or Beneficiary shall release the Shareholder, Participant or Beneficiary from his, her or its obligations and liabilities under this Agreement and Ancillary Agreement to which it is a party. The Company may without the written consent of Delco or the Shareholders assign its rights under this Agreement or any of the Company Ancillary Agreements to one or more Affiliates of the Company or to any Person acquiring all or substantially all of the stock or assets of Delco from the Company, without relieving the Company from any obligation hereunder assigned and assumed. All covenants and agreements contained in this Agreement or in any Ancillary Agreement by or on behalf of any of the parties hereto or thereto will be binding upon and enforceable against the respective successors and assigns of such party and will be enforceable by and will inure to the benefit of the respective successors and permitted assigns of such party.

         11.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable Law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

         11.7 Counterparts. This Agreement may be executed simultaneously in two
(2) or more counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts taken together will constitute one and the same Agreement.

         11.8 Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

         11.9 Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement will be in writing and will be deemed to have been given when delivered personally to the recipient or when sent to the recipient by telecopy (receipt confirmed), one business day after the date when sent to the recipient by reputable express courier service (charges prepaid) or three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notices, demands and other communications will be sent to the Company and the Shareholders at the addresses indicated below:

                          If to BE or the Company:

                          BE Aerospace, Inc.
                          1400 Corporate Center Way
                          Wellington, FL  33414
                          Fax no. (561) 791-3966
                          Attn:   Thomas P. McCaffrey or Edmund J. Moriarty

                          With a copy (which will not constitute notice) to:

                          Yocca, Patch & Yocca
                          19900 MacArthur Blvd., Suite 650
                          Irvine, California  92612
                          Fax no. (949) 253-0870
                          Attn:  Ryan M. Patch/Nicholas J. Yocca


                          If to Delco or the Shareholders:

                          Mr. Felix Jakobi
                          Anthem Country Club
                          2 Panther Creek Courts
                          Henderson, Nevada   89052
                          Fax no. (702) 614-8324



                          If to the Trustee or the ESOP:

                          Manatt Phelps & Phillips, LLP
                          11355 West Olympic Boulevard
                          Los Angeles, CA  90067
                          Fax No. (310) 312-4224
                          Attn:  Monte M. Lemann II

                          With a copy (which will not constitute notice)



or to such other address or to the attention of such other party as the recipient party has specified by prior written notice to the sending party.

         11.10 No Third-Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Shareholders and the Company and their respective successors and permitted assigns.

         11.11 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements or representations by or among the parties (whether written or oral) that may have related in any way to the subject matter hereof.

         11.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent and no rule of strict construction will be applied against any party. The use of the word "including" in this Agreement means "including" without limitations and is intended by the parties to be by way of example rather than limitation.

         11.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.14 Shareholders' Representative. Each Shareholder hereby irrevocably constitutes and appoints the Shareholder Representative as the Shareholder's attorney in fact and agent, with full power of substitution, to act in the Shareholders name, place and stead and do any and all things that the Shareholder could do if present including, but not limited to, delivering, and performing this Agreement, and executing, delivering and performing the Escrow Agreement, and any and all documents ancillary to this Agreement or any amendment or supplement to this Agreement, to give receipts on behalf of the Shareholder, and to execute and deliver share certificates and stock powers or assignments; provided, however, this power shall be limited to such actions as are contemplated in the express provisions of this Agreement. All persons dealing with the Attorney-in-Fact in such capacity may rely and act upon any writing believed by them in good faith to be genuine and to have been signed by the Attorney-in-Fact.

         11.15 GOVERNING LAW. ALL QUESTIONS CONCERNING THE CONSTRUCTION, VALIDITY AND INTERPRETATION OF THIS AGREEMENT AND THE EXHIBITS AND SCHEDULES HERETO WILL BE GOVERNED BY THE INTERNAL LAW, AND NOT THE LAW OF CONFLICTS, OF THE STATE OF CALIFORNIA.

         IN WITNESS WHEREOF, the parties hereto have executed and deliver this Agreement on the date first written above.


                                            BE AEROSPACE, INC.



                                            By:   /s/ J. Holtzman
                                                --------------------------------
                                            Name:     Jeffrey P. Holtzman
                                                  ------------------------------
                                            Title:    Vice President
                                                  ------------------------------


                                            DMGI, INC.



                                            By:   /s/ Felix Jacobi
                                                --------------------------------
                                            Name:     Felix Jacobi
                                                  ------------------------------
                                            Title:    Chairman
                                                  ------------------------------

                                            DELCO MACHINE AND GEAR
                                            EMPLOYEE STOCK OWNERSHIP PLAN



                                            By:    /s/ Nick Campanelli
                                                --------------------------------
                                            Name:      Nick Campanelli
                                                  ------------------------------
                                            Title:     Trustee
                                                  ------------------------------

SHAREHOLDERS:

Delco Machine and Gear ESOP

By:  /s/ Nick Campanelli                             /s/  Barry B. Langberg
   ----------------------------------         ----------------------------------
Name:    Nick Campanelli                      Barry B. Langberg
      -------------------------------

/s/ Lydia Jakobi                                     /s/  Frank Tobe
-------------------------------------         ----------------------------------
Lydia Jakobi                                  Frank Tobe

/s/ Felix Jakobi                                     /s/  Steven Firestone
-------------------------------------         ----------------------------------
Felix Jakobi                                  Steven Firestone

/s/ Gil Varon                                        /s/  Allan Cohen
-------------------------------------         ----------------------------------
Gil Varon                                     Allan Cohen



Firestone Family Trust                        Campanelli Family Trust Dated
                                              October 13, 1999

/s/ Robert W. Firestone                              /s/  Nick Campanelli
-------------------------------------         ----------------------------------
Trustee:  Robert W. Firestone                 Trustee:  Nick Campanelli

/s/ Tamsen Firestone                                 /s/  Ana Campanelli
-------------------------------------         ----------------------------------
Trustee:  Tamsen Firestone                    Trustee:  Ana Campanelli

/s/ Dan Firestone                                    /s/  Del Warren
-------------------------------------         ----------------------------------
Dan Firestone                                 Del Warren


/s/ David Timmerman
-------------------------------------
David Timmerman